Exhibit 2.4

EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and Among

SYNERGY ACQUISITION CORP.

GLOBAL TECHNOLOGY RESOURCES, INC.

THE SHAREHOLDERS OF GLOBAL TECHNOLOGY RESOURCES, INC.

And

GLENN SMITH, AS THE SHAREHOLDERS’ REPRESENTATIVE

Dated as of May 31, 2011

(Continued)

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(Continued)

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(Continued)

EXHIBITS

Exhibit A – Company Shareholders and Pro Rata Portion

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Executive Employment Agreement

Exhibit D – Form of General Release

Exhibit E – Opinion of Company Counsel

Exhibit F – Form of Opinion of Parent Counsel

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 31, 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Synergy” and Synergy or any Affiliate to which Synergy may assign this Agreement, “Parent”), Global Technology Resources, Inc., a Colorado corporation (the “Company”), each of the shareholders of the Company (each a “Company Shareholder” and, collectively, the “Company Shareholders”), and Glenn Smith, in his capacity as the designated representative of the Company Shareholders (together with his/her successors and assigns, the “Shareholders’ Representative”).

WHEREAS, the Company Shareholders are the record owners of all of the issued and outstanding shares of the capital stock of the Company, which consists of 8,802.2 shares of common stock, no par value per share (the “Company Common Stock”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company Shareholders desire to transfer all of the shares of Company Common Stock to Parent, and Parent desires to purchase all of the shares of Company Common Stock, which will be effected in connection with Parent’s acquisition of all of the shares of outstanding capital stock of each of Red River Computer Company, Inc., and FusionStorm (the “Related Acquisitions”) and the issuance of shares of Parent Common Stock pursuant to an initial underwritten public offering (the “IPO”) of Parent Common Stock;

WHEREAS, it is intended that each of the transactions contemplated by this Agreement, the Related Acquisitions and the IPO be mutually interdependent with and a condition precedent to each of the other such transactions, and that the transactions contemplated hereby, the Related Acquisitions and the IPO be effected without further approval, authorization or direction from or by any of the parties to this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the transactions contemplated hereby, together with the Related Acquisitions and the IPO shall be governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Now, therefore, in consideration of the agreements, covenants, representations and warranties herein contained, the Parties agree as follows.

ARTICLE I

CONTRIBUTION AND PURCHASE OF SHARES; CONSIDERATION

1.1. Contribution and Purchase.

(a) Contribution of Company Shares. At the Closing, each Company Shareholder shall contribute or cause to be contributed to Parent certificates (each, a “Certificate”) representing all of the Contributed Shares owned by such Company Shareholder as set forth on Exhibit A. Such Certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by Parent to effect a valid transfer of such Company Shares by such Company Shareholder, free and clear of any and all Security Interests. At Closing, as consideration for the Contributed Shares, Parent shall issue to each Company Shareholder such Company Shareholder’s Pro Rata Portion of the Parent Shares, to which the parties assign an aggregate value of $12,500,000.

(b) Purchase of Company Shares. At the Closing, each of the Company Shareholders will sell, transfer and deliver to Parent, and Parent will purchase from the Company Shareholders, the Purchased Shares in exchange for each Company Shareholder’s Pro Rata Portion of the Net Cash Consideration.

1.2. The Closing. Unless this Agreement has been terminated in accordance with the provisions of Article X hereof, the closing (the “Closing”) of the transactions contemplated hereby shall be consummated by the exchange of signatures by facsimile or other electronic transmission, or if such exchange is not practicable, at the offices of Foley Hoag LLP, in Boston, Massachusetts, commencing at 9:00 a.m. local time on the date (the “Closing Date”) that is no later than the third Business Day after the date on which all of the conditions to closing set forth in Article VIII hereof are satisfied or, if applicable waived, or at such other time, date and place as may be agreed by Parent and the Shareholders’ Representative.

1.3. Actions at the Closing.

(a) At the Closing:

(i) The Company shall deliver to Parent the various certificates, instruments and documents referred to in Section 8.2;

(ii) Parent shall deliver to the Company Shareholders the various certificates, instruments and documents referred to in Section 8.3;

(b) The Consideration shall be distributed at the Closing as follows:

(i) Parent shall deliver on behalf of the Company an amount equal to the Vierra Obligation outstanding immediately prior to the Closing by wire transfer of immediately available funds to an account or accounts designated to Parent in writing by the Shareholders’ Representative (such designation to occur not less than three Business Days prior to the Closing);

(ii) Parent shall deliver on behalf of the Company an amount equal to the aggregate amount of the Company Debt outstanding immediately prior to the Closing by wire transfer of immediately available funds to an account or accounts designated to Parent in writing by the lender or lenders of such Company Debt (such designation to occur not less than three Business Days prior to the Closing);

(iii) Parent shall deliver on behalf of the Company an amount equal to the aggregate Change in Control Payments by wire transfer of immediately available funds to Paychex, Inc. (“Paychex”), the Company’s payroll agent, to an account or accounts designated to Parent in writing by the Shareholders’ Representative (such designation to occur not less than three Business Days prior to the Closing);

(iv) Parent shall deliver on behalf of the Company Shareholders an amount equal to the Shareholders’ Representative Expense Amount by wire transfer of immediately available funds to an account or accounts designated to Parent in writing by the Shareholders’ Representative (such designation to occur not less than three Business Days prior to the Closing);

(v) Parent shall deliver on behalf of the Company an amount equal to the unpaid Transaction Expenses of the Company and the Company Shareholders by wire transfer of immediately available funds to an account or accounts designated to Parent in writing by the Shareholders’ Representative (such designation to occur not less than three Business Days prior to the Closing);

(vi) Parent shall cause the transfer agent to deliver the Escrow Shares to the Escrow Agent in accordance with the Escrow Agent’s written instructions delivered to the Parent, the Shareholders Representative and the transfer agent not less than three Business Days prior to the Closing;

(vii) (A) Parent shall deliver to each Company Shareholder such Company Shareholder’s Pro Rata Portion (as set forth on Exhibit A attached hereto) of the Net Cash Consideration payable at Closing by wire transfer of immediately available funds to an account or accounts designated by the Shareholders’ Representative (such designation to occur not less than three Business Days prior to the Closing) and (B) Parent shall cause the transfer agent to deliver to each Company Shareholder its Pro Rata Portion of the Parent Shares to be delivered hereunder by, at the election of each Company Shareholder, the delivery of either (1) original stock certificates or (2) evidence of non-certificated shares represented by book-entry on the records of such transfer agent; provided, however, that the portion of the Net Cash Consideration otherwise payable to Glenn Smith shall be reduced by an amount equal to the outstanding principal and accrued but unpaid interest outstanding as of the Closing Date under the Smith Loan, which amount shall be delivered to the Company in full and final satisfaction of the Smith Loan.

(c) For the purposes hereof:

(i) “Closing Deductions” shall mean the amounts described in clauses (i) through (v) of Section 1.3(b) above.

(ii) “Net Cash Consideration” shall mean an amount equal to $12,500,000 minus the Closing Deductions plus or minus any adjustments made pursuant to Section 1.5 (Working Capital Adjustment) hereof.

(iii) “Smith Loan” shall mean the loan from the Company to Glenn Smith evidenced by the Line of Credit and Promissory Note, effective as of July 9, 2008.

1.4. Consideration.

(a) In consideration of the transfer by the Company Shareholders to Parent of the Company Shares, Parent agrees to pay to the Company Shareholders the Consideration, subject to adjustment pursuant to Sections 1.5 and 1.6 below.

(b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the execution and delivery to Parent of an indemnification agreement in form reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Certificate the Consideration issuable in exchange therefor pursuant to Section 1.4(a). In addition, Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to indemnify Parent against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(c) The parties expressly acknowledge that the Parent Shares will be imprinted with restrictive legends addressing securities law restrictions on the transfer of such Parent Shares and such other matters as may be appropriate.

(d) For the purposes hereof,

(i) “Consideration” shall mean (1) cash (the “Cash Consideration”) in an aggregate amount equal to $12,500,000 and (2) a number of shares of Parent Common Stock (the “Parent Shares”) equal to (x) $12,500,000 divided by (y) the IPO Price. The Consideration shall be subject to adjustment pursuant to Section 1.5 (Working Capital Adjustment) and 1.6 (Escrow) hereof.

(ii) “IPO Price” shall mean the price per share of Parent Common Stock offered to the public in the IPO as set forth in the Prospectus disregarding any underwriter’s discount or commission and disregarding any warrants or other rights to acquire securities issued by Parent and having an exercise price that reflects a material premium to the IPO Price whether to any underwriter (as compensation or otherwise) or to purchasers of Parent Common Stock in connection with the IPO.

(iii) “Parent Common Stock” means Parent’s common stock, par value $0.01 per share.

(iv) “Prospectus” shall mean the final prospectus contained in the Registration Statement.

(v) “Pro Rata Portion” shall mean, as to each Company Shareholder (and as set forth on Exhibit A attached hereto), a fraction, expressed as a percentage, having a numerator equal to the number of shares of Company Common Stock held by such Company Shareholder and a denominator equal to the total number of shares of Company Common Stock issued and outstanding immediately prior to the Closing.

(vi) “Registration Statement” shall mean the final, effective registration statement on Form S-1 to be filed by Parent with the Securities and Exchange Commission in connection with the IPO.

(e) Each share of Company Common Stock held in the Company’s treasury, by any subsidiary of the Company or by Parent or any subsidiary of Parent immediately prior to the Closing shall be cancelled and retired without payment of any consideration therefor.

1.5. Working Capital Adjustment. The Cash Consideration shall be increased or decreased in the manner set forth below:

(a) For the purposes of this Agreement, the following terms shall have the following meanings:

(i) “Closing Working Capital” shall mean the Working Capital as of immediately prior to the Closing;

(ii) “Current Assets” shall mean and include all cash, cash equivalents, trade receivables of the Company outstanding on the Closing Date with balances that are past due by ninety (90) days or less (net of allowances for doubtful accounts and sales returns), interest receivable (net of the allowance for doubtful interest receivable), other receivables, accrued revenue, Inventory, prepaid expenses, investments (current), deferred tax assets and other current assets, in each case, as reflected on the Company’s balance sheet, as determined in accordance with GAAP; provided that the determination of “Current Assets” shall be adjusted as follows: (A) to include as a Current Asset an amount equal to the cash value of the life insurance policies identified on Schedule 1.5(a)(ii)(A); and (B) to include as an account receivable an amount equal to the Accountants Fee Overage to the extent such Accountants Fee Overage is an outstanding obligation of Parent as of the Closing Date;

(iii) “Current Liabilities” shall mean and include accounts payable (net of inventory cost allowance), Line of Credit, accrued compensation, current portion of long-term debt, accrued expenses, deferred revenues, deferred tax liabilities and other current liabilities, in each case as reflected on the Company’s balance sheet, as determined in accordance with GAAP; provided that the determination of “Current Liabilities” shall be adjusted as follows: (A) to reflect that Current Liabilities shall exclude (w) Company Debt paid at the Closing pursuant to Section 1.3(b), (x) the current portion of the Vierra Obligation, (y) the Change in Control Payments made in connection with the Closing pursuant to Section 1.3(b), and (z) the Transaction Expenses of the Company and the Company Shareholders outstanding immediately prior to the Closing that are actually paid at the Closing pursuant to Section 1.3(b) in connection with the Closing and (B) to reflect that Current Liabilities shall include (t) the amount of payroll taxes payable by the Company in respect of bonuses and commissions; (u) vested benefits under the Company’s Supplemental Executive Incentive Plan (the “SEIP”) payable to the participants in the SEIP in connection with the transactions contemplated hereby, (v) the payroll taxes payable by the Company in respect of the amounts described in clause (u) pursuant to the SEIP; (w) the Company’s accrued paid time off; (x) the current portion of the Company’s deferred rent liability; (y) an amount equal to the fees and expenses payable by the Company in connection with the McGladrey Audit to the extent either not paid by the Company prior to Closing or included in the Transaction Expenses paid at the Closing pursuant to Section 1.3(b); and (z) any liability of the Company arising out of or relating to the Company’s obligation to pay Taxes on behalf of the Non-Controlling Shareholders in connection with the issuance of capital stock of the Company to the Non-Controlling Shareholders to the extent not paid by the Company at or prior to the Closing;

(iv) “Final Closing Working Capital” shall mean (A) the Parent Determined Closing Working Capital if the Shareholders’ Representative does not timely object to the Final Adjustment Statement in accordance with Section 1.5(c); (B) the Closing Working Capital reflected in the written acknowledgement executed by Parent and the Shareholders’ Representative in accordance with Section 1.5(d); or (C) the Closing Working Capital determined by the Independent Accountant in accordance with Section 1.5(e)(i).

(v) “Inventory” shall mean all inventory held by the Company, net of reserves, consistent with the Company’s past practices, which is of a quality and quantity salable in the Ordinary Course of Business, reflecting write downs to realizable values for below standard or obsolete items;

(vi) “Line of Credit” shall mean and include (A) that certain Business Financing Agreement, dated as of June 16, 2010 by and between the Company and GE Commercial Distribution Finance and (B) that certain Inventory Finance Agreement, dated as of June 16, 2010, by and between the Company and GE Commercial Distribution Finance;

(vii) “Target Working Capital” shall mean $3,000,000; and

(viii) “Working Capital” shall mean, as of any date of determination, the difference between the Company’s Current Assets and Current Liabilities.

(b) No later than five business (5) days prior to the Closing, Parent and the Shareholders’ Representative shall prepare and agree upon a statement to be attached hereto as Schedule 1.5(c)-(ii) which shall set forth the Company’s estimated Working Capital as of immediately prior to the Closing (the “Estimated Closing Working Capital”), as determined in accordance with GAAP (as defined below) in manner consistent with the illustrative pro forma example attached hereto as Schedule 1.5(b)-(i) (which is a pro forma calculation of Closing Working Capital as if the transactions contemplated hereby was effective as of January 31, 2011). Each Company Shareholder’s Cash Consideration payable at the Closing shall be increased or decreased based on the Estimated Closing Working Capital as follows: (i) if the Estimated Closing Working Capital is greater than the Target Working Capital, then the Cash Consideration payable to the Company Shareholders at Closing shall be increased on a dollar-

for-dollar basis in an amount equal to such difference, and (ii) if the Estimated Closing Working Capital is less than the Target Working Capital, then the Cash Consideration payable to the Company Shareholders at Closing shall be decreased on a dollar-for-dollar basis in an amount equal to such difference.

(c) No later than forty-five (45) days following the Closing, Parent shall prepare and deliver to the Shareholders’ Representative a written statement (the “Final Adjustment Statement”) setting forth Parent’s good faith determination of the actual Closing Working Capital (the “Parent Determined Closing Working Capital”), which shall be prepared in accordance with GAAP and in a manner consistent with the pro forma example attached hereto as Schedule 1.5(b)-(i). If the Shareholder Representative does not timely object to the Parent Determined Closing Working Capital in accordance with Section 1.5(d), then the Parent Determined Closing Working Capital shall be final, binding and conclusive and shall be deemed to be the “Final Closing Working Capital” for purposes of this Section 1.5(c).

(d) In the event the Shareholders’ Representative objects to the Final Adjustment Statement and the determination of the Parent Determined Closing Working Capital, the Shareholders’ Representative shall notify Parent in writing of such objection (the “Objection Notice”) within the fifteen (15) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Shareholders’ Representative’s calculation of Closing Working Capital. Upon receipt by Parent of such written objection, the parties shall attempt to resolve in good faith the disagreement concerning the Final Adjustment Statement and Closing Working Capital through negotiation for a period of thirty (30) days (the “Negotiation Period”). If, during such period, Parent and the Shareholders’ Representative agree as to the Closing Working Capital, then Parent and the Shareholders’ Representative shall execute a written statement acknowledging and agreeing upon the parties’ determination of the Closing Working Capital, which determination of Closing Working Capital, shall be final, binding and conclusive and shall be deemed to be the “Final Closing Working Capital” for purposes of this Agreement. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Parent and the Shareholders’ Representative cannot resolve such disagreement concerning the Closing Working Capital during the Negotiation Period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party (the “Independent Accountant”), with the fees and expenses of the Independent Accountant to be paid in accordance with Section 1.5(e)(ii).

(e) Matters submitted to the Independent Accountant shall be subject to the following terms and conditions:

(i) Within 20 days of the retention of the Independent Accountant, Parent and the Shareholders’ Representative shall jointly submit the matter to the Independent Accountant and instruct the Independent Accountant that it (A) shall act as experts in accounting, and not as arbitrators, to resolve, in accordance with GAAP and in a manner consistent with the pro forma example attached hereto as Schedule 1.5(b), only the matters specified in the Objection Notice that remain in dispute; (B) shall adjust the calculation of Closing Working Capital based thereon to reflect such resolution; (C) may not determine an amount of the Closing Working Capital in excess of that claimed by the Shareholders’ Representative or less than that claimed by Parent; and (D) shall deliver to Parent and the Shareholders’ Representative, as promptly as practicable and in any event within seventy-five (75) days following the submission of the matters that remain in dispute to the Independent Accountant for resolution, a written report setting forth the Independent Accountant’s determination of the Closing Working Capital and the calculation thereof. The parties acknowledge and agree that, if any dispute is submitted to the Independent Accountant pursuant to this Section 1.5(e)(i), the Closing Working Capital determined by the Independent Accountant shall be final, binding and conclusive and shall be deemed to be the “Final Closing Working Capital” for purposes of this Agreement.

(ii) The cost of such review and report (including any retainer) shall be borne (A) by Parent if the Shareholders’ Representative’s calculation of Closing Working Capital is closer to the Final Closing Working Capital determined by the Independent Accountant, or (B) by the Shareholder’s Representative (on behalf of the Company Shareholders) if Parent’s calculation of Closing Working Capital is closer to the Final Closing Working Capital calculated by the Independent Accountant. Any retainer charged by the Independent Accountant shall be paid 50% by Parent and 50% by the Shareholders’ Representatives (on behalf of the Company Shareholders), with such amount to be reimbursed by the party responsible for paying the cost of the review in accordance with the immediately preceding sentence.

(f) Within fifteen (15) days of the determination of the Final Closing Working Capital in accordance with Sections 1.5(c), 1.5(d) or 1.5(e)(i), (i) if the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then Parent shall pay to the Shareholders’ Representative (for distribution to the Company Shareholders in accordance with this Agreement), by wire transfer of immediately available funds, an amount equal to the difference between the Final Closing Working Capital and the Estimated Closing Working Capital, and (ii) if the Final Closing Working Capital is less than the Estimated Closing Working Capital, then the Company Shareholders will pay to Parent by wire transfer of immediately available funds an amount in the aggregate equal to the difference between the Final Closing Working Capital and the Estimated Closing Working Capital.

(g) The Shareholders’ Representative and Parent will, and will use their respective commercially reasonable efforts to cause their respective accountants to, cooperate and assist as requested in the calculation and preparation of the Closing Working Capital by the other party and the Independent Accountant, including the making available to the extent necessary of books, records, work papers, and personnel.

(h) The parties acknowledge and agree that the purpose of determining the Closing Working Capital and the adjustment to the Cash Consideration contemplated by this Section 1.5 is to measure differences between the Estimated Closing Working Capital and the Final Closing Working Capital, and the adjustment procedures set forth in this Section 1.5 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining the Final Closing Working Capital. Without limiting the generality of the foregoing, the parties acknowledge and agree that provided that they are in accordance with GAAP, the judgments, accounting methods, policies, practices, procedures, classifications, and estimation methodologies reflected in Schedule 1.5(b)-(i) shall be applied for the purpose of determining the Final Closing Working Capital.

(i) Following the Closing, Parent shall collect, or cause the Company to collect, on behalf of the Company Shareholders, and make payment to each Company Shareholder based upon his or its pro rata share upon collection thereof, amounts due under the accounts receivable of the Company as of the Closing Date which are excluded from the final determination of Current Assets by reason of being past due for more than ninety (90) days as of the Closing (the “Excluded Receivables”). Parent shall use, or cause the Surviving Corporation to use, commercially reasonable efforts to collect the Excluded Receivables. Any payment made by an account debtor in respect of any Excluded Receivable shall be applied in inverse order of aging, commencing with the oldest invoice. No Company Shareholder nor any of his or its agents or representatives shall make any solicitation for collection purposes in respect of the Excluded Receivables, other than in such Company Shareholder’s capacity as an officer or employee of Parent or the Surviving Corporation. The initial payment owed by Parent to the Company Shareholders for Excluded Receivables under this Section 1.5(i), if any, shall be paid within ninety (90) days of the Closing and, thereafter, each subsequent payment shall be paid within ninety (90) days of the prior payment.

1.6. Escrow. On the Closing Date, Parent shall deposit with US Bank, N.A. (the “Escrow Agent”) pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), that number of Parent Shares having a fair market value (calculated at the IPO Price) equal to $3,000,000, for the purpose of securing (i) the obligations of the Company Shareholders under Section 1.5 hereof and (ii) the indemnification obligations of the Company Shareholders set forth in Article IX hereof (the Parent Shares deposited into escrow, the “Escrow Assets”). Except as otherwise provided in the Escrow Agreement, the Escrow Assets shall be held by the Escrow Agent for a period ending on the Indemnification Expiration Date following which the Escrow Assets, if any, that are not subject to any Parent Indemnifiable Claim, shall be distributed to the Company Shareholders in accordance with the terms of the Escrow Agreement. The Escrow Assets shall be held in trust and shall not be subject to any Security Interest, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely in accordance with the terms of the Escrow Agreement.

1.7. Income Tax Treatment of the Transactions. It is intended that the Plan of Organization including the following transactions which are part of the same common plan and which are occurring simultaneously, will be treated an exchange qualifying under Section 351 of the Code: (a) the transfer of the Company Shares by the Company Shareholders in exchange for Parent Common Stock and cash pursuant to this Agreement; (b) the Related Acquisitions; and (c) the sale of Parent Common Stock for cash in the IPO. For U.S. federal income tax purposes, the payment of the Net Cash Consideration to the Company Shareholders shall be treated as the receipt by the Company Shareholders of money pursuant to Section 351(b) of the Code. All of the parties to this Agreement agree to report the aforementioned transactions, for all purposes, consistently with the foregoing.

1.8. Transfer Taxes. All sales and transfer taxes and any related fees and duties, if any, under applicable law incurred in connection with the sale and transfer of the Company Shares pursuant to this Agreement will be borne and paid by the Company Shareholders, and the Company Shareholders shall promptly reimburse each of Parent and the Company for any such tax, fee or duty which either Parent or the Company is required to pay under applicable law.

1.9. Executive Employment Agreements. At the Closing, the Company and each of Greg Byles and Glenn Smith will enter into employment contracts substantially in the form attached hereto as Exhibit C.

1.10. Shareholders’ Representative.

(a) The Company Shareholders hereby designate Glenn Smith to serve as the Shareholders’ Representative as provided herein. By signing this Agreement in the capacity of Shareholders’ Representative, the Shareholders’ Representative hereby accepts the appointment as the Shareholders’ Representative for purposes of this Agreement.

(b) Each Company Shareholder, by the execution of this Agreement, hereby irrevocably appoints the Shareholders’ Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Company Shareholder for the limited purposes of carrying out the express duties of the Shareholders’ Representative under this Agreement. Within the scope of that limited purpose, each Company Shareholder grants the Shareholders’ Representative the full and exclusive power and authority to represent and bind such Company Shareholder with respect to all matters related to, arising under or pursuant to the express duties of the Shareholders’ Representative under this Agreement (including the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken on such Company Shareholder’s behalf), including without limitation: (i) to terminate this Agreement in accordance with the provisions of Article X; (ii) to bring, defend and/or resolve any claim made or threatened pursuant to Article IX; (iii) to negotiate, settle, adjust or compromise any such claims, bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (iv) to act on behalf of such Company Shareholder in any dispute, claim, litigation or arbitration that in the judgment of the Shareholders’ Representative may result in a claim pursuant to Article IX hereof; (v) to agree to the defense of any Third Party Claim by the Company Shareholders pursuant to Article IX hereof; and (vi) to take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Shareholders’ Representative as to any of the foregoing matters shall constitute a decision of all of Company Shareholders and shall be final, binding and conclusive on each Company Shareholder. Parent may rely upon such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of every Company Shareholder. The Shareholders’ Representative, in its sole and absolute discretion, may, by written notice to Parent and the applicable Company Shareholders, decline to exercise the power and authority granted herein to act on behalf of and in the name of any Company Shareholder or all of the Company Shareholders with respect to any or all matters specified in such written notice, without incurring any liability to any party to this Agreement in connection with or as a result of such declination. EACH COMPANY SHAREHOLDER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST,

ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE SHAREHOLDERS’ REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, OR BANKRUPTCY OF ANY COMPANY SHAREHOLDERS.

(c) Neither the Shareholders’ Representative nor any agent employed by it shall incur any liability to any Company Shareholders relating to the performance of its duties hereunder for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Company Shareholders (or any of them), except in the case of the actual gross negligence or fraud of the Shareholders’ Representative. The Shareholders’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Shareholders’ Representative hereunder in good faith and in accordance with the advice of such counsel.

(d) Each Company Shareholder hereby irrevocably agrees, severally and not jointly, to bear such Company Shareholders’ Pro Rata Portion of any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or fraud on the part of the Shareholders’ Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Company Shareholder by the Shareholders’ Representative within the scope of the Shareholders’ Representative’s duties under this Section 1.10, and to be bound by all actions taken by the Shareholders’ Representative in its capacity as such within the scope of the Shareholders’ Representative’s duties under this Section 1.10. The Company Shareholders hereby acknowledge and agree that loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Shareholders’ Representative, if any, (i) shall be reimbursed from the Shareholders’ Representative Expense Amount, and (ii) from and after the time the Shareholders’ Representative Expense Amount has been reduced to zero, shall be reimbursed by each of the Company Shareholders in accordance with the respective Pro Rata Portion attributable to such Company Shareholder’s shares of Company Capital Stock; provided, however, that the Shareholders’ Representative shall be entitled to withhold from any amounts released from the Escrow Assets to the Company Shareholders any amounts that are not so reimbursed by Company Shareholders.

(e) Upon the death, disqualification or resignation of the Shareholders’ Representative, a successor Shareholders’ Representative shall be appointed by the mutual written agreement of the Company Shareholders.

1.11. Definitions. Capitalized terms used, and not otherwise defined, herein shall have the meanings ascribed to such terms in Article XI herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS

The Company and the Company Shareholders hereby represent and warrant to Parent that, except as set forth in the corresponding section of the Company Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its business or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own, lease, use and operate its properties and to carry on the businesses in which it is engaged except for those governmental licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished to Parent true, correct and complete copies of its Articles of Incorporation and Bylaws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws as currently in effect. The Company has not taken any action in violation of any of the provisions of its Articles of Incorporation or Bylaws. The Company has delivered to Parent true, correct and complete copies of the Company’s minute books.

2.2. Capitalization.

(a) The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock. As of the date of this Agreement, there are outstanding 8,820.2 shares of Company Common Stock and 1,179.8 shares of Company Common Stock are held in treasury. The Company does not have, and has never had, any authorized or issued class or series of its capital stock except for the Company Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary owns any shares of capital stock of the Company or any other security issued by the Company.

(b) The Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the holders of Company Common Stock, showing the number of shares of Company Common Stock held by each Company Shareholder. None of the outstanding shares of Company Common Stock are subject to a repurchase or redemption right on the part of any Company Shareholder or any obligation of the Company to repurchase or redeem any such shares of Company Common Stock. All of the issued and outstanding shares of capital stock of the Company and the Subsidiary have been offered, issued and sold by the Company or such Subsidiary in compliance with all applicable federal and state securities laws.

(c) The Company Disclosure Schedule sets forth a true, correct and complete list of all Company Stock Plans indicating for each such Company Stock Plan the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan. There are no (i) shares of Company Common Stock subject to outstanding Options or other equity awards whether issued under any such Company Stock Plan or otherwise; (ii) holders of outstanding Options or other equity awards whether issued pursuant to a Company Stock Plan or otherwise; or (iii) all holders of outstanding Warrants issued pursuant to a Company Stock Plan or otherwise. The Company has delivered to Parent true, correct and complete copies of all Company Stock Plans and forms of all stock option or other equity award agreements evidencing Options or other equity award and all Warrants.

(d) The Company does not have any (i) subscription, Warrant, Option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company authorized or outstanding, (ii) obligation (contingent or otherwise) to issue any subscription, Warrant, Option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, (iii) obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in the Company Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, nor, to the knowledge of the Company, among any holders of its securities, relating to pre-emptive rights, the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(f) Except as set forth in the Company Disclosure Schedule, the Company has not repurchased any capital stock of the Company.

(g) The Company has not received any claim or threat of claim stating that any issuance of capital stock of the Company constituted a breach of duty on the part of the Board of Directors of the Company.

2.3. Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and its Board of Directors.

(b) This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4. Governmental Authorizations; Third Party Consents.

(a) Except as set forth on the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require the Company or the Subsidiary to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any national or transnational, domestic or foreign, federal, state, provincial, county, municipal or local government (or any political subdivision thereof) or national, transnational, domestic or foreign, federal, state, provincial, county, municipal or local governmental authority, department, court, tribunal or judicial or arbitral body, administrative or regulatory agency, instrumentality, commission or official, including any political subdivision thereof (each a “Governmental Entity”) other than (i) compliance with the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings the absence of which would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

(b) Except as set forth in the Company Disclosure Schedule, in connection with the transactions contemplated hereby, the Company is not required to have any consent, approval or authorization of any Person (other than a Governmental Entity) other than any consent, approval or authorization the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.5. Noncontravention. Except as set forth in the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company or the Articles of Incorporation, Bylaws or similar organizational documents of the Subsidiary, (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, contractual right or license agreement binding upon the Company or its Subsidiary, or result in the creation of any Security Interest upon any of the properties or assets of the Company or its Subsidiary, or (c) subject to compliance with the requirements specified in Section 2.4, conflict with or violate any law applicable to the Company or its Subsidiary or any of its or their respective properties or assets, except in the case of clauses (b) and (c) of this Section 2.5 for any such violations, defaults, terminations, recaptures, cancellations, acceleration, losses, Liens, or conflicts and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

2.6. Subsidiary.

(a) The Subsidiary is a duly organized, validly existing corporation in good standing under the laws of the State of Colorado with full corporate power and authority to own or lease its properties and to conduct its business in the manner and the places where such properties are owned or leased or where such business is conducted.

(b) True, correct and complete copies of the Subsidiary’s Articles of Incorporation and Bylaws or other organizational or governing document, as amended and in effect, have been delivered to Parent. The Subsidiary is not in violation of any term of its Articles of Incorporation and Bylaws. The Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in the Company Disclosure Schedule, the Company does not have, and has never had, any subsidiary (i.e., any corporation, partnership, trust, limited liability company, or other non-corporate business enterprise in which the Company (or any subsidiary of the Company) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or other ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or other ownership interests upon a liquidation or dissolution of such entity) other than the Subsidiary and does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not the Subsidiary.

2.7. Financial Statements.

(a) The Company Disclosure Schedule contains true, correct and complete copies of the Company Financial Statements. The Company Financial Statements have been, and, at the time of delivery to the Parent in accordance with Section 5.3(b) hereof, the 2010 Company Financial Statements will have been, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiary as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiary; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments consistent with past practice which will not be material and do not include footnotes.

(b) The Company Disclosure Schedule includes true, correct and complete copies of the Company’s budget and projections (the “Company Forecasts”) for the year ending December 31, 2011. The Company Forecasts represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions which were reasonable when made and, except as set forth in the Company Disclosure Schedule, continue to be reasonable, but do not represent guarantees of actual Company performance. Such assumptions are set forth in the Company Forecasts.

2.8. Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since the Base Balance Sheet Date, the Company and the Subsidiary have operated only in the Ordinary Course of Business and there has not been:

(a) any change in the financial condition, properties, assets, liabilities, business, operations or prospects of the Company and the Subsidiary which, individually or in the aggregate, has had a Company Material Adverse Effect whether or not arising in the Ordinary Course of Business;

(b) any material contingent liability incurred by the Company or the Subsidiary as a guarantor or otherwise with respect to the obligations of others or any cancellation, of any material debt or claim owing to the Company or the Subsidiary or the waiver of any material right of the Company or the Subsidiary;

(c) any Security Interest placed on any of the assets of the Company or the Subsidiary which remains in existence as of the date hereof;

(d) any purchase, sale or other disposition or any agreement (whether written or oral) or other arrangement for the purchase, sale, lease or other disposition of any of the properties or assets of the Company or the Subsidiary other than in the Ordinary Course of Business or except as would not, individually or in the aggregate, be material to the business and operations or assets of the Company;

(e) any damage, destruction or loss, whether covered by insurance, having a Company Material Adverse Effect;

(f) any declaration, setting aside or payment of any dividend by the Company or the Subsidiary, or the making of any other distribution in respect of the capital stock of the Company or the Subsidiary, or any direct or indirect redemption, repurchase or other acquisition by the Company or the Subsidiary of shares of the capital stock of the Company or the Subsidiary;

(g) any labor dispute or claim of unfair labor practices involving the Company or the Subsidiary;

(h) any change in the compensation payable, or to become payable, by the Company or the Subsidiary to any of its officers, employees, agents or independent contractors other than normal increases in the Ordinary Course of Business, or any bonus payment or arrangement made to or with any such officer, employee, agent or independent contractor;

(i) any change with respect to the board of Directors, corporate officers or senior management of the Company or the Subsidiary;

(j) any payment or discharge of a material Security Interest or liability of the Company or the Subsidiary not reflected on the Base Balance Sheet or incurred in the Ordinary Course of Business;

(k) any obligation or liability incurred by the Company or the Subsidiary to any of its officers, directors, securityholders or employees, or any loans or advances by the Company or the Subsidiary to any of its officers, directors, securityholders or employees except for normal compensation benefits and expense allowances payable to officers and employees;

(l) except as required by law or in the preparation of financial statements in connection with the Registration Statement, any material change in accounting methods or practices, credit practices or collection policies used by the Company or the Subsidiary;

(m) any resignation, termination or material diminution of the Company’s representation of or relationship with any manufacturer or distributor of IT products and services (each, a “Vendor”) for which the resale of the products and services offered by such Vendor represented revenues in excess of $500,000 for the calendar year 2010 (each a “Key Vendor”) or any material change in the discounts, rebates, or other incentives provided by any such Key Vendor;

(n) Any capital expenditure by the Company or the Subsidiary exceeding $50,000 individually, or $100,000 in the aggregate; or

(o) Any agreement (whether written or oral), arrangement or understanding for the Company or the Subsidiary to take any of the actions specified in clauses (a) through (m) above.

2.9. Undisclosed Liabilities. Except as set forth in the Company Disclosure Schedule, the Company has no liabilities of a nature required to be disclosed on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for (a) liabilities shown on the Base Balance Sheet or the Company Financial Statements or described in the footnotes thereto, or (b) liabilities which have arisen since the Base Balance Sheet Date in the Ordinary Course of Business, and (c) obligations that are required to be performed pursuant to contracts and agreements listed in the Company Disclosure Schedule or which are not required to be listed therein.

2.10. Tax Matters.

(a) Each of the Company and its Subsidiary has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all respects. Neither the Company nor the Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group whose common parent is the Company. Each of the Company and its Subsidiary has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and its Subsidiary for tax periods ending on or prior to the Closing Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (without regard to any notes thereto). All Taxes that the

Company or the Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Company has delivered to Parent true, correct and complete copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary for all periods ending on or after December 31, 2007. The U.S. federal Tax Returns of the Company and the Subsidiary have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years ending on or before December 31, 2007. The Company has delivered to Parent true, correct and complete copies of all other Tax Returns of the Company and its Subsidiary together with all related examination reports and statements of deficiency for all periods ending on or after December 31, 2007. No examination or audit of any Tax Return of the Company and its Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company Disclosure Schedule sets forth the full results of all prior audits of any Tax Returns of the Company and its Subsidiary by any Governmental Entity, including the amounts of any deficiencies assessed and accounting changes required. The Company has not been informed in writing by any Governmental Entity that such Governmental Entity believes that the Company or the Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor the Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) The Company has been a validly electing S corporation within the meaning of Section 1361 and Section 1362 at all times during its existence and will continue to be an S corporation up to and including the day before the Closing. The Subsidiary is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Subsidiary has been a qualified subchapter S subsidiary at all times during its existence up to and including the day before to the Closing.

(d) The Company has no potential liability for any Tax under Section 1374 of the Code. Neither the Company nor the Subsidiary has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(e) Neither the Company nor the Subsidiary: (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has ever made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment (A) that may be treated as an “excess parachute payment” under Section 280G of the Code whether as a result of the transactions contemplated hereby or otherwise or (B) that will not be fully deductible as a result of Section 162(m) of the Code; or (iii) has any liability for any Taxes of any Person (other than the Company or the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

(f) None of the assets of the Company or the Subsidiary: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(g) Neither the Company nor the Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(h) None of the Tax Returns filed by or on behalf of the Company or the Subsidiary contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any assets of the Company or the Subsidiary, other than liens for ad valorem Taxes not yet due and payable.

(i) Neither the Company nor the Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither the Company nor the Subsidiary has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code. Neither the Company nor the Subsidiary has any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor the Subsidiary has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. Neither the Company nor the Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code.

(j) Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Subsidiary has or has ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

2.11. Assets.

(a) Except as set forth in the Company Disclosure Schedule, either the Company or is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) owned or purported to be owned by it, whether reflected on the Base Balance Sheet, off balance sheet, or acquired by the Company or the Subsidiary since the Base Balance Sheet Date, free and clear of all Security Interests. The Company or the Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Each item of equipment, motor vehicle and other personal property that the Company or the Subsidiary has possession of pursuant to a lease agreement is in such condition that, upon its return to its lessor or owner and payment of all amounts due (other than with respect to the condition of such asset) under the applicable lease or contract, the obligations of the Company or the Subsidiary to such lessor or owner will have been discharged in full in all material respects.

2.12. Owned Real Property. Neither the Company nor the Subsidiary owns, or has ever owned, any real property.

2.13. Real Property Leases.

(a) The Company Disclosure Schedule lists all Leases and lists the term of each such Lease, whether such Lease contains any extension and expansion options, the annual rent payable thereunder, the amount of any security deposit paid with respect to such Lease and whether any increases in rents payable under such Lease are contemplated by the terms of such Lease. The Company has delivered to Parent true, correct and complete copies of the Leases. With respect to each Lease:

(i) such Lease is in full force and effect and is legal, valid, binding, and enforceable against the Company or the Subsidiary and, to the knowledge of the Company, each of the other parties thereto and with respect to any Lease between the Company and any Affiliate of the Company, the base rent and any other amounts payable under each Lease are consistent with the fair market lease rates and terms for comparable facilities;

(ii) except as set forth in the Company Disclosure Schedule, such Lease will continue to be legal, valid, binding and enforceable against the Company immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) except as set forth in the Company Disclosure Schedule, no consent or approval is required with respect to the transactions contemplated hereby from the other parties to any Lease of real property, no material filing with any Governmental Entity is required in connection therewith and, to the extent that any such consent or filing is required, the Company or the Subsidiary shall obtain or complete such consent or filing prior to the Closing;

(iv) neither the Company nor the Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease in any material respect, and no act or omission has occurred, and no condition exists, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with the lapse of time, or otherwise, would constitute a breach or default in any material respect by the Company or the Subsidiary or, to the knowledge of the Company, any other party under such Lease;

(v) to the knowledge of the Company, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(vi) neither the Company nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold;

(vii) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(viii) the Company has no knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or the Subsidiary of the property subject thereto.

(b) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, there are no defects in the physical condition of any land, buildings or improvements constituting Leased Real Property which are material to the use of such Leased Real Property including, without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating repair and condition subject to normal wear and tear and is suitable for the purposes for which it is used.

2.14. Intellectual Property.

(a) The Company Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefore, mask work registration or application therefor, and (ii) trademark, service mark and domain name registration or application therefor of the Company.

(b) The Company owns or has the right to use (including the rights to copy, modify, and redistribute) all Patents and Trademarks included in the Company Intellectual Property and all other Intellectual Property included in the Company Intellectual Property necessary (i) to conduct its business as presently conducted and (ii) to operate the Internal Systems as currently operated. Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on identical terms and conditions as it was immediately prior to the Closing. The Company or the Subsidiary has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Company Intellectual Property owned by the Company, and, to the knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property.

(c) None of the Company’s or the Subsidiary’s services or business or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Patent, Trademark or other Intellectual Property rights of any Person. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. The Company has delivered to Parent true, correct and complete copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(d) The Company Disclosure Schedule identifies each item of Company Intellectual Property which the Company or the Subsidiary has licensed from a third party, and the license or agreement pursuant to which the Company or such Subsidiary uses it (excluding off-the-shelf or freely or commercially downloadable software programs).

(e) All of the Company Intellectual Property (including all Patents and Trademarks listed on Section 2.14(a) of the Company Disclosure Schedule) has been (i) created by employees of the Company or the Subsidiary within the scope of their employment by the Company or such Subsidiary or by independent contractors of the Company or the Subsidiary who have executed agreements expressly assigning all right, title and interest in such Intellectual Property to the Company, or (ii) licensed pursuant to an agreement set forth in Section 2.14(e) of the Company Disclosure Schedule. No portion of such Intellectual Property is jointly owned with any third party.

2.15. Inventory. Except as set forth in the Company Disclosure Schedule, all items in the inventories of the Company and the Subsidiary shown on the Base Balance Sheet and existing at the date hereof, are of a quality and quantity saleable in the Ordinary Course of Business The value of the inventories stated in the Base Balance Sheet and each subsequent Interim Balance Sheet reflect the normal inventory valuation policies and practices of the Company and were determined at the lower of cost or market in accordance with GAAP. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the Ordinary Course of Business. All sales commitments for the products sold by the Company are at prices not less than cost (or inventory value) plus selling expenses and profit margins substantially consistent with the experience of the Company during its fiscal year 2010.

2.16. Contracts.

(a) The Company Disclosure Schedule sets forth each of the following contracts, commitments, plans, agreements and licenses to which the Company or the Subsidiary is a party (each, a “Material Contract”):

(i) any plan or contract providing for bonuses, pensions, Options, Warrants, stock purchases, deferred compensation, retirement payments, severance payments, profit sharing, collective bargaining, or the like or any contract or agreement with any labor union;

(ii) any contract, agreement or arrangement with any officer, director, employee or securityholder of the Company or the Subsidiary or any Person which is an Affiliate of any of the foregoing;

(iii) any employment contract or consulting agreement which is not terminable by the Company or the Subsidiary upon sixty (60) or fewer days notice without liability for any penalty or severance payment;

(iv) any material contract, agreement or arrangement for the purchase of any commodity, material or equipment other than in the Ordinary Course of Business;

(v) any contract, agreement or arrangement providing for the purchase of all or substantially all of the Company or Subsidiary’s requirements of a particular product from one supplier;

(vi) any contract, agreement or arrangement involving obligations of the Company or the Subsidiary of $500,000 or more which by its terms does not terminate or is terminable by the Company or the Subsidiary or their respective successors within one year after the date hereof;

(vii) any contract, agreement or arrangement for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(viii) any contract, agreement or arrangement constituting a license of Intellectual Property, not disclosed elsewhere in this Agreement or the Company Disclosure Schedule (other than off-the-shelf or freely or commercially available software programs);

(ix) any contract, agreement or arrangement concerning the establishment or operation of a partnership entity, joint venture or limited liability company;

(x) any contract, agreement or arrangement (or group of related agreements) under which the Company or the Subsidiary has created, incurred, assumed or guaranteed (or is reasonably expected by the Company to create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) and under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(xi) any contract, agreement or arrangement for the disposition of any portion of the assets or business of the Company or the Subsidiary outside of the Ordinary Course of Business, or any agreement for the acquisition of all or substantially all of the assets or business of any other entity;

(xii) any contract, agreement or arrangement concerning confidentiality or non-solicitation other than agreements with customers, employees or consultants in the Ordinary Course of Business;

(xiii) [Reserved]

(xiv) any contract, agreement or arrangement which contains any provisions requiring the Company or the Subsidiary to indemnify any other party outside of the Ordinary Course of Business;

(xv) any contract, agreement or arrangement not previously performed and not entered into in the Ordinary Course of Business; and

(xvi) any other contract, agreement or arrangement under which the consequences of a default or termination (including, without limitation, any default or termination arising out of or in connection with the consummation of the transactions contemplated hereby or the consummation of the IPO) would reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has delivered to Parent a true, correct and complete copy of each agreement listed in Sections 2.13, 2.14, 2.16, 2.17 and 2.18 of the Company Disclosure Schedule. With respect to each such agreement: (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against the Company or the Subsidiary and, to the Company’s knowledge, against each other party thereto; (ii) except as set forth in the Company Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor the Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, or is operating under any agreement or arrangement of forbearance with respect to, any such agreement in any material respect, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or the Subsidiary or, to the knowledge of the Company, any other party under such agreement in any material respect, other than such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company Disclosure Schedule identifies each such agreement which will terminate within sixty (60) days of the Closing.

2.17. Federal Contracts and SLED Contracts.

(a) The Company Disclosure Schedule identifies (i) each contract, agreement, subcontract, assignment, teaming agreement or other arrangement for which the Company has a right of payments of $500,000 or more and pursuant to which the Company or the Subsidiary sold or provided information technology equipment or related consulting, implementation, project management, staffing or operational services (the foregoing “IT Products and Services”) to (A) any U.S. federal Governmental Entity, whether directly or as a subcontractor on behalf of a Prime Contractor, at any time since January 1, 2008 (each a “Federal Contract”) or (B) any state, county, local or public educational Governmental Entity whether directly or on behalf of a Prime Contractor at any time since January 1, 2008 (each a “SLED Contract”) and (ii) the expiration date of each such Federal Contract or SLED Contract. The Company has delivered true, correct and complete copies of each Federal Contract and each SLED Contract to Parent.

(b) With respect to each such Federal Contract and SLED Contract: (i) such contract is in full force and effect, is legal, valid, binding and enforceable against the Company or the Subsidiary and, to the Company’s knowledge, against each other party thereto; (ii) such contract will continue to be legal, valid, binding and enforceable and in full force and effect for the benefit of the Company following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor the Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, or is operating under any agreement or arrangement of forbearance with respect to, any such contract in any material respect, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or the Subsidiary or, to the knowledge of the Company, any other party under such agreement in any material respect, other than such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not give rise to any right of any Governmental Entity or Prime Contractor to terminate any Federal Contract or SLED Contract. Neither any Governmental Entity nor any Prime Contractor has given the Company notice that such Governmental Entity or Prime Contractor intends to terminate, to refrain from renewing or extending any such Federal Contract or SLED Contract, to amend any such Federal Contract or SLED Contract in a manner adverse to the Company or to take any other action which would have, or would be reasonably expected to have, a Company Material Adverse Effect (any of the foregoing a “Federal or SLED Contract Termination”).

2.18. Vendors; Customers.

(a) The Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Key Vendors and the Company’s revenues attributable to sales or resales of the products of each such Key Vendor during the Company’s fiscal year ended December 31, 2009 and its fiscal year ended December 31, 2010. The Company has delivered to Parent true, correct and complete copies of all written (and written summaries of all oral) contracts, agreements and arrangements pursuant to which the Company serves as a reseller of such Key Vendor’s products and services. The Company has not received any notice from any Key Vendor which states or threatens that such Key Vendor intends to (i) terminate any contract, agreement or arrangement (each, a “Key Vendor Contract”) establishing the Company’s appointment as a reseller of such Vendor’s products and services, (ii) amend the terms of such Key Vendor Contract in a manner adverse to the Company, or (iii) amend, alter or change in a manner adverse to the Company any of the discounts, rebates or other incentives available to the Company from such Key Vendor (any of the foregoing, a “Vendor Termination”).

(b) The Company Disclosure Schedule sets forth a true, correct and complete list of each customer of the Company (other than a U.S. federal Governmental Entity) which purchased more than $500,000 of IT Products and Services from the Company in its fiscal year ended December 31, 2009 or its fiscal year ended December 31, 2010 (each, a “Customer”). The Company has not received any notice from any Customer which states or threatens that such Customer intends to terminate or amend, alter or change any contract, agreement or arrangement (a “Customer Contract”) for the purchase of IT Products and Services or its relationship with the Company in a manner adverse to the Company (any of the foregoing, a “Customer Termination”).

2.19. Accounts Receivable. All accounts receivable of the Company reflected on the Base Balance Sheet are valid receivables subject to no setoffs or counterclaims (except for reserves set forth on the Base Balance Sheet). A true, correct and complete aging report for the accounts receivable as of March 31, 2011 is included in the Company Disclosure Schedule. All accounts receivable of the Company that have arisen since the Base Balance Sheet Date are valid receivables subject to no setoffs or counterclaims (except for reserves consistent with those set forth on the Base Balance Sheet). The Company has not received any notice, written or otherwise, from an account debtor stating that any account receivable is subject to any contest, setoff or counterclaim by such account debtor.

2.20. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or the Subsidiary.

2.21. Insurance; Warranty Claims.

(a) The Company Disclosure Schedule lists each insurance policy (including without limitation, errors and omissions, fire, theft, casualty, comprehensive general liability, workers compensation and business interruption and bond and surety arrangements) to which the Company or the Subsidiary is a party, all of which are in full force and effect. The amount of coverage, terms and provisions including, without limitation, all exceptions to coverage, of each insurance policy to which the Company or the Subsidiary is a party is adequate for the conduct of the Company’s and its Subsidiary’s business as presently conducted, taken as a whole. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. To the knowledge of the Company, neither the Company nor the Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiary is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy, other than premium increases in the Ordinary Course of Business. Except as set forth in the Company Disclosure Schedule, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Except as set forth in the Company Disclosure Schedule, there are no existing, or to the knowledge of the Company or the Subsidiary, threatened product liability, warranty or other similar claims (whether covered by insurance or otherwise) or to the knowledge of the Company, any facts upon which a valid and material claim of such nature could be based against the Company or the Subsidiary for products or services which are defective or fail to meet any product or service warranty.

2.22. Litigation. Except as set forth in the Company Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing, or, to the knowledge of the Company, has been otherwise threatened against the Company or the Subsidiary which (a) seeks either money damages or equitable relief which, individually or in the aggregate, if determined adversely to the Company or the Subsidiary, would not have, or be reasonably expected to have a Company Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or the Subsidiary.

2.23. Consulting Agreements. The Company has delivered to Parent true, correct and complete copies of all agreements for the retention of independent consultants or advisors by the Company or the Subsidiary. Except as set forth in the Company Disclosure Schedule, each of such contracts and agreements may be terminated by the Company on not more than ninety (90) days notice to the counterparty thereto without further liability to the Company.

2.24. Employees.

(a) The Company Disclosure Schedule contains a list, as of a date not more than two (2) Business Days prior to the date of this Agreement, of all employees (such term meaning permanent and temporary, full-time and part-time employees) of the Company, along with the position, any vendor or industry certifications held by such employee, and the annual rate of compensation of each such person. Except as set forth in the Company Disclosure Schedule, each current employee of the Company or the Subsidiary, and each person who has been employed by the Company at any time since January 1, 2008, has entered into a confidentiality and assignments of inventions agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered to Parent. The Company Disclosure Schedule contains a list of all employees of the Company or the Subsidiary who are a party to a non-competition or confidentiality agreement with the Company or the Subsidiary; copies of such agreements have previously been delivered to Parent. The Company Disclosure Schedule contains a list of all employees of the Company or the Subsidiary who are not citizens of the United States. All of the Company’s or the Subsidiary’s employees who work in the United States are legally authorized to do so. The Company has no plans to terminate the employment of any key employee of the Company or such Subsidiary. Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement, no employee has notified the Company in writing that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise in the period from the Closing Date to the date which is six months thereafter.

(b) Neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or the Subsidiary.

(c) Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary has any contract of employment or other employment severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will.

(d) Any Persons engaged by the Company or the Subsidiary as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws, except to the extent that a failure to have been so classified or engaged would not, individually or in the aggregate, have a Company Material Adverse Effect. Hours worked by and payments made to employees of the Company or the Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters except as would not have a Company Material Adverse Effect.

(e) To the knowledge of the Company, the Company and the Subsidiary have complied in all material respects with all applicable federal, foreign, state or local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities, women and other individuals protected by applicable law. There are no claims pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened to be brought, in any court or administrative agency by any former or current employees of the Company or the Subsidiary for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened in any court or administrative agency from any current or former employee or any other Person arising out of the Company’s or such Subsidiary’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise. Neither the Company nor the Subsidiary has undergone any wage and hour investigations by any Governmental Entity in the last two years.

2.25. Employee Benefits.

(a) The Company Disclosure Schedule contains a true, correct and complete list of all Company Plans. True, correct and complete copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans and unfunded deferred compensation plans for which assets have been set aside) all plan financial statements for the last three plan years for each Company Plan, have been delivered to Parent.

(b) Each Company Plan has been administered in accordance with its terms and each of the Company and the ERISA Affiliates has met its obligations with respect to each Company Plan. The Company, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of Subtitle B of Title I of ERISA). All filings and reports as to each Company Plan required to have been submitted to the IRS or to the United States Department of Labor, and/or distributed to Company Plan participants have been duly submitted and/or distributed, as applicable. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate, and each asset held under any Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA (a “Pension Plan”), may be liquidated or terminated without the imposition of any redemption or surrender charge or comparable liability, other than reasonable administrative fees and expenses.

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code as to each such Company Plan that is an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

(d) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Company Plans and proceedings with respect to qualified domestic relations or medical child support orders) against or involving any Company Plan pending, or to the knowledge of the Company, threatened or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability to the Company or an ERISA Affiliate.

(e) Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is maintained pursuant to an individually designed plan that has received a favorable determination letter from the IRS or a prototype plan document that has received a favorable opinion letter from the IRS; such determination or opinion letter has not been revoked; and no act or omission has occurred that would adversely affect the qualification of such Pension Plan or materially increase its cost. Each Pension Plan has been tested for compliance with, and satisfies the applicable nondiscrimination and other qualification requirements of the Code for each plan year ending prior to the Closing Date. There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(f) Except as set forth on the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(g) Neither the Company, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(h) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(i) Except as set forth on the Company Disclosure Schedule, there are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan that is funded are, to the extent required, reported at their fair market value on the books and records of such Company Plan.

(j) No act or omission has occurred and to the knowledge of the Company, no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code; and to the knowledge of the Company, neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

(k) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(m) The Company Disclosure Schedule sets forth each: (i) agreement with any shareholder, director, employee or consultant of the Company or the Subsidiary the benefits of which are contingent, or the terms of which are altered, upon the consummation of the transactions contemplated by this Agreement, (ii) agreement, plan or arrangement under which any Person may receive payments from the Company or the Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement; and (iii) agreement or plan binding the Company or the Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(n) The Company Disclosure Schedule sets forth the policy of the company with respect to accrued vacation, accrued sick time and earned time off, as well as the amount of such liabilities as of December 31, 2010.

2.26. Environmental Matters.

(a) The Company and the Subsidiary have complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or the Subsidiary.

(b) Neither the Company nor the Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor the Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or such Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company Disclosure Schedule lists all documents (whether in hard copy or electronic form) in possession of the Company or the Subsidiary that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or the Subsidiary (whether conducted by or on behalf of the Company or such Subsidiary or a third party, and whether done at the initiative of the Company, the Subsidiary or directed by a Governmental Entity or other third party) which the Company or the Subsidiary has possession of. A true, correct and complete copy of each such document has been provided to Parent.

(e) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or the Subsidiary.

2.27. Legal Compliance. The Company and the Subsidiary are currently conducting, and each of them has at all times conducted since December 31, 2007, its business in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither the Company nor the Subsidiary has received any written notice, written communication or other notice or communication from any Governmental Entity or third party alleging noncompliance with any applicable law, rule or regulation.

2.28. Permits. The Company Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or the Subsidiary. Such listed Permits are the only Permits that are required for the Company or the Subsidiary to conduct its businesses as presently conducted, other than such Permits the failure to possess which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company and the Subsidiary is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in the Company Disclosure Schedule, each such Permit will continue in full force and effect for the benefit of the Company following the Closing.

2.29. Certain Business Relationships. Except as set forth in the Company Disclosure Schedule, no officer, director, member, manager, employee, agent or consultant of the Company or the Subsidiary nor any Company Shareholder (a) owns any property or right, tangible or intangible, which is used in the business of the Company or the Subsidiary, (b) to the knowledge of the Company, has any claim or cause of action against the Company or the Subsidiary, or (c) owes any money to, or is owed any money by, the Company or the Subsidiary (other than compensation and benefits owed by the Company or the Subsidiary to officers or employees of the Company or such Subsidiary in the Ordinary Course of Business or pursuant to agreements set forth in the Company Disclosure Schedule). The Company Disclosure Schedule describes any material commercial transactions or relationships between the Company and any officer, director, member, manager, employee, agent or consultant of the Company or the Subsidiary nor any Company Shareholder which, to the knowledge of the Company, occurred or have existed since the beginning of the time period covered by the Company Financial Statements. Except as set forth in the Company Disclosure Schedule, no payments have been made by the Company or the Subsidiary to any officer, director, member, manager, employee, agent or consultant of the Company or the Subsidiary nor any Company Shareholder, other than compensation and benefits payments made in the Ordinary Course of Business, since the Base Balance Sheet Date.

2.30. Financial Advisory Fees. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.31. Books and Records. The minute books and other similar records of the Company and the Subsidiary contain true, correct and complete records of all material actions taken at any meetings of the Company’s or such Subsidiary’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and the Subsidiary have been maintained in accordance with good business and bookkeeping practices.

2.32. Non-Compete Agreements. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary is a party to any non-compete or exclusivity agreement that limits or restricts the ability of the Company or the Subsidiary and which would after the Closing limit or restrict the ability of the Company or Parent to conduct its business in any manner or place.

2.33. Controls and Procedures. The Company and the Subsidiary maintain accurate books and records reflecting its assets and liabilities and maintain proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the Company’s consolidated financial statements and to maintain accountability for the Company’s and such Subsidiary’s assets.

2.34. Banking Relationships. All of the arrangements which the Company or Subsidiary has with any banking institution are set forth in the Company Disclosure Schedule including, with respect to each such arrangement the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the name of each person authorized in respect thereof.

2.35. Disclosure.

(a) No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate delivered to Parent hereunder, when taken as a whole, contains any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

(b) Provided that the Parent (i) has accurately incorporated all information furnished in writing by the Company to Parent specifically for inclusion in the Registration Statement or the Prospectus (as applicable) in connection with the IPO and (ii) has altered or deleted from the Registration Statement or the Prospectus (as applicable) all statements that the Company has specifically requested in writing be so altered or deleted (after providing the Company with a reasonable period of time to review such Registration Statement or the Prospectus, as applicable), and (iii) has presented all Company-provided information in the Registration Statement and Prospectus in a manner that is not misleading, and (iv) has not otherwise presented other information in the Registration Statement and Prospectus that would make the Company-provided information in the Registration Statement and Prospectus misleading, and provided further that the Company, the Company Shareholders and their respective counsel have received and had a reasonable opportunity to review all written correspondence between Parent (including the Parent’s accountants and legal advisers) on one hand, and the SEC, on the other, and the final form of Registration Statement and Prospectus and have been informed of the substance of any material oral communication relating to the Company between Parent, its counsel and the SEC, the Company represents and warrants that (x) at the time the Registration Statement becomes effective under the Securities Act, the information in the Registration Statement that was provided by the Company concerning the Company specifically for inclusion therein will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (y) at the time of the closing of the IPO, the information in the Prospectus that was provided by the Company concerning the Company specifically for inclusion therein will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The representations and warranties in this Section 2.35(b) shall apply only to historical statements and shall not apply to statements in or omissions from the Registration Statement or the Prospectus relating to any Person other than the Company, its officers and directors and the Company Shareholders.

ARTICLE III

REPRESENTATIONS OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, severally and as to himself only, hereby represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). No Company Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty hereunder.

3.1. Company Shares. The Company Shareholder is the legal and beneficial owner of, and has good and valid title to the Company Shares being transferred hereby free and clear of any and all liens, encumbrances or other Security Interests. The Company Shareholder has not sold, transferred or conveyed any Company Shares or any rights relating thereto, and no Person has any right to acquire any of the Company Shares or any direct or indirect interest in the Company Shares held by such Company Shareholders. Upon the delivery to the Company Shareholder of the Cash Consideration and the Parent Shares to which the Company Shareholder is entitled in accordance with the terms and provisions of this Agreement, neither Parent nor the Company will be subject to any adverse claim in respect of the Company Shares transferred by the Company Shareholder hereunder.

3.2. Authority. The Company Shareholder has full power, authority and capacity to enter into this Agreement and each other Transaction Document to be executed and delivered by or on behalf of Company Shareholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Company Shareholder is a party constitutes the valid and binding obligation of the Company Shareholder, enforceable in accordance with its terms. The Company Shareholder has full power and authority to transfer, sell and deliver all of the Company Shares held by such Company Shareholder to Parent pursuant to this Agreement. The execution, delivery and performance by the Company Shareholder of this Agreement and each such Transaction Document:

(a) Does not and will not violate any provision of the organizational documents (including, without limitation, any trust documents) of any Company Shareholder which is not a natural person or violate in any material respect any laws of the United States or any state or other jurisdiction applicable to the Company Shareholder, or require the Company Shareholder to obtain any material approval, consent or waiver from, or make any filing with, any Person that has not been obtained or made or that will not be obtained or made prior to the Closing as provided herein; and

(b) Does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction decree, determination or arbitration award to which such Company Shareholder is a party or by which the property of such Company Shareholder is bound or affected or result in the creation of any Security Interest on any assets of the Company or the Company Shares owned by such the Company Shareholder.

3.3. Agreements. The Company Shareholder is not a party to any non-competition, confidentiality or similar agreement with any Person other than the Company or Parent. There are no agreements or arrangements not set forth herein or in the Company Disclosure Schedules to which such Company Shareholder is a party relating to the business of the Company or to such Company Shareholder’s rights and obligations as a shareholder, director, officer or employee of the Company. The Company Shareholder does not own, directly or indirectly, any material interest in or serve as an officer or director of, any Customer, competitor or Vendor of the Company, or any other Person which has a contract or arrangement with the Company.

3.4. Investment Representations.

(a) The Company Shareholder acknowledges and understands that the Parent Shares will not be registered under the Securities Act in reliance on an exemption from registration under the Securities Act, and that the reliance by Parent on such exemption is predicated on the representations and warranties of the Company Shareholder set forth herein.

(b) The Company Shareholder is acquiring the Parent Shares for the undersigned’s own account and not as a nominee or agent and not with a view to distribution of all or any part thereof, and the undersigned has no present plan or intention of selling, granting participation in or distributing such Parent Shares. The Company Shareholder is not currently negotiating with any party to pledge, exchange sell or otherwise dispose of all or any portion of the Parent Shares, has not entered into any contract, agreement, arrangement or commitment to pledge, exchange, sell or otherwise dispose of all or any portion of the Parent Shares.

(c) The Company Shareholder understands that the Parent Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or pursuant to an exemption from registration thereunder, and that in the absence of an effective registration statement covering the Parent Shares or an available exemption from registration under the Securities Act, the Parent Shares must be held indefinitely. The Company Shareholder is aware that current information about the Parent is not now publicly available and shall not be publicly available until the Parent’s Registration Statement has been declared effective. The Company Shareholder acknowledges and agrees that, in addition to any other applicable limitations on the transfer of Parent Shares, in no event shall the Company Shareholder make a transfer, pledge or other disposition of all or any portion of the Parent Shares other than (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from registration provided for under the Securities Act and each certificate representing Parent Shares shall bear an appropriate legend to such effect. At the expense of the Company Shareholder or his transferee, the Company Shareholder shall furnish to Parent an opinion of counsel reasonably satisfactory to Parent to the effect that any such transfer, pledge or other disposition may be made without registration under the Securities Act.

(d) Except as set forth in the Company Disclosure Schedule, the Company Shareholder is an “accredited investor” as that term is defined in Rule 501 promulgated by the SEC pursuant to the Securities Act. The Company Shareholder (i) by reason of his business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the risks of his investment in Parent Shares, and (ii) believes his financial condition and risks are such that he is able to bear the economic risks of a complete loss of the Parent Shares. The Company Shareholder has had the opportunity to consult with his own advisers with respect to his proposed investment in Parent.

(e) The Company Shareholder has received and reviewed copies of this Agreement and the Escrow Agreement. The Company Shareholder has discussed such documents with the Company Shareholder’s legal counsel or other advisers or has had the opportunity to do so.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company Shareholders that, except as set forth in the corresponding section of the Parent Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1. Organization, Qualification and Power. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to conduct business as a foreign entity and is in good standing under the laws of each jurisdiction where the nature of its business or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own, lease, use and operate its properties and to carry on the businesses in which it is engaged except for those governmental licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is not in default under or in violation of any provision of its Certificate of Incorporation or any other governing document as currently in effect. Parent has not taken any action in violation of any of the provisions of its Certificate of Incorporation, Bylaws or governing document.

4.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Parent Common Stock have been offered, issued and sold by Parent in compliance with all applicable federal and state securities laws. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any shares of Parent Common Stock to which Parent is a party. As of the date hereof Parent does not have any subsidiaries except as set forth in the Parent Disclosure Schedule.

4.3. Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and each other Transaction Document to which either Parent is a party and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent, respectively. This Agreement has been duly and validly executed and delivered by each of Parent and constitutes a valid and binding obligation of Parent, enforceable against each of them in accordance with its terms.

4.4. Noncontravention. Subject to compliance with the HSR Act, neither the execution and delivery by Parent of this Agreement or the other Transaction Documents to which Parent is a party, nor the consummation by Parent of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent, (b) require on the part of Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which Parent is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of clause (c) above as would not have or be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5. Operations and Financial Condition. Parent has not conducted any material business operations other than in connection with the transactions contemplated hereby and the IPO or in preparation for operations to be conducted after the Closing Date. Parent does not have any material tangible assets or material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which would be required under GAAP to be shown in a balance sheet or referenced in the notes thereto prepared as of the date hereof, other than those incurred in connection with the transactions contemplated hereby and the IPO or in connection with Parent’s preparation for future operations.

4.6. Parent Common Stock. The Parent Common Stock to be delivered to the Company Shareholders at the Closing, when delivered will be validly issued, fully paid and non-assessable.

4.7. Financial Advisory Fees. Except as set forth in the Parent Disclosure Schedule, Parent does not have any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.8. Legal Compliance. Parent is currently conducting, and has at all times conducted, its business in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Parent has not received any written notice, written communication or other notice or communication from any Governmental Entity or third party alleging noncompliance with any applicable law, rule or regulation.

4.9. Litigation. There is no Legal Proceeding which is pending or, to Parent’s knowledge, threatened against Parent which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.10. Tax-Free Reorganization. Parent has not taken or caused to be taken any action which would cause the transactions contemplated hereby, together with the Related Acquisitions and the IPO, to fail to be treated as a transaction qualifying under Section 351 of the Code.

4.11. Disclosure. No representation or warranty by Parent contained in this Agreement, in the Company Disclosure Schedule or in any certificate delivered or to be delivered by or on behalf of Parent pursuant to this Agreement, contains contain any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

4.12. No Other Representations or Warranties. Parent hereby acknowledges that the Company and the Company Shareholders have not made, and shall not be deemed to have made, any representation or warranty (whether express or implied) except as specifically set forth in this Agreement, in the Company Disclosure Schedule or in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

5.1. Making of Covenants and Agreements. The Company and each Company Shareholder hereby makes the covenants and agreements set forth in this Article V, and each Company Shareholder agrees to use all commercially reasonable efforts to, or to vote appropriately to, cause the Company to comply with each such covenant and agreement. Following the Closing, no Company Shareholder shall have any right of indemnity or contribution from the Company with respect to any breach of a covenant or agreement made in this Agreement.

5.2. Operation of Business.

(a) Except (i) as contemplated by this Agreement, including in connection with Section 5.14 hereof, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as otherwise consented to in writing by Parent, during the period from the date of this Agreement to the Closing, the Company shall:

(i) conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations,

(ii) use its commercially reasonable efforts to preserve intact its current business organization,

(iii) keep its physical assets in good working condition, and

(iv) use its commercially reasonable efforts to keep available the services of its current officers and key employees and preserve in all material respects its relationships with Customers, Key Vendors, Government Entities, Prime Contractors and others having material business dealings with it.

(b) Without limiting the generality of the foregoing, prior to the Closing, except as expressly set forth in this Agreement and except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company shall not, without the written consent of Parent:

(i) issue or sell any stock or other securities of the Company or any Options, Warrants or other rights to acquire any such stock or other securities, or repurchase or redeem any stock or other securities of the Company;

(ii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, that subject to Section 1.5 hereof, the Company shall be entitled to declare and pay any dividend or make other distributions to the Company Shareholders and pay Transaction Expenses, in each case, out of cash on hand without the prior written consent of Parent;

(iii) other than in the Ordinary Course of Business, create, incur or assume any indebtedness (other than trade payables and accrued payroll expenses incurred in the Ordinary Course of Business); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person, other than out-of-pocket expenses advances to employees in the Ordinary Course of Business;

(iv) other than in connection with the Company’s satisfaction of its obligations under Section 5.10 below, enter into, adopt or amend any Company Plan or any employment or severance agreement or arrangement of the type described in Section 2.25(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.25 of the Company Disclosure Schedule or any payments contemplated in Section 5.2(b)(xiv) of the Company Disclosure Schedule) or hire any new officers or any new employees;

(v) acquire, sell, lease, license or dispose of any material assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than in the Ordinary Course of Business;

(vi) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(vii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business or in connection with the transactions contemplated hereby;

(viii) amend its charter, Bylaws or other organizational documents;

(ix) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as may be required pursuant to this Agreement, or make any new elections, or changes to any current elections, with respect to Taxes;

(x) enter into, amend in a manner adverse to the Company, terminate or waive any material rights under any contract or agreement of a nature required to be listed in Sections 2.13, 2.14, 2.16 2.17, or 2.18 of the Company Disclosure Schedule, other than in the Ordinary Course of Business; or, other than as required pursuant to this Agreement, to take or omit to take any action or permit any condition to exist that would, with or without due notice or the lapse of time or both, constitute a material violation of or default under any such contract or agreement;

(xi) make or commit to make any capital expenditure, in excess of $50,000, individually, or $100,000 in the aggregate, other than in the Ordinary Course of Business;

(xii) institute any Legal Proceeding other than in the Ordinary Course of Business or settle any Legal Proceeding where such settlement results in a payment of or payments, or a commitment or obligation for the Company to make a payment or payments, in the aggregate, in excess of $50,000;

(xiii) take any action or fail to take any action otherwise permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the transactions contemplated hereby set forth in Article VIII not being satisfied, except as would not or would not be reasonably expected to, individually or in the aggregate, result in a Company Material Adverse Effect;

(xiv) make any payments to its employees in connection with the transactions contemplated hereby other than as contemplated by Section 2.25 of the Company Disclosure Schedule; or

(xv) agree in writing or otherwise to take any of the foregoing actions.

5.3. Financial Information.

(a) From and after the date hereof and until the Closing Date, the Company shall deliver to Parent, not more than thirty (30) days after the end of each month, the following financial information prepared in accordance with GAAP:

(i) an Interim Balance Sheet as of the last day of the immediately preceding month (e.g., the Company shall deliver an unaudited balance sheet as of April 30, 2011 not later than May 30, 2011);

(ii) an Interim Income Statement for the preceding month; and

(iii) a comparison of the Interim Financial Statements to the Company’s budget for the month then-ended and the Company’s fiscal year-to-date.

(b) The Company has engaged McGladrey & Pullen, LLP (“McGladrey”) to conduct an audit of the Company’s books and records for the Company’s fiscal year ended December 31, 2010 (the “McGladrey Audit”) and prepare an audited consolidated balance sheet as of such date and the related consolidated statement of income, changes in stockholders’ equity and cash flows of the Company for the twelve-month periods then-ended. The Company shall promptly deliver the McGladrey Audits to Parent. The audited balance sheet as of December 31, 2010 and the audited statements of income, changes in stockholders’ equity and cash flows of the Company for the twelve-month period then-ended are referred to herein as the “2010 Company Financial Statements.”

(c) The Company shall cooperate with all reasonable requests of McGladrey in connection with the performance by McGladrey of the McGladrey Audit.

5.4. Governmental and Third Party Notices and Consents.

(a) The Company shall use its commercially reasonable efforts to obtain, at its expense, all novations, assignments, waivers, permits, consents, approvals or other authorizations from each Governmental Entity or Prime Contractor required to preserve the economic benefit of each Federal Contract and SLED Contract with a Governmental Entity or subcontract with a Prime Contractor to which the Company is a party or is otherwise bound, and to effect all registrations, filings and notices with or to Governmental Entities or Prime Contractors, as may be required for the Company to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, including without limitation, landlords and counterparties to contracts, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule.

5.5. HSR Filing. The Company Shareholders acknowledge that the transactions contemplated hereby shall require the submission of a filing (the “HSR Filing”) under the HSR Act. The Company shall use all necessary efforts to cooperate with Parent in connection with the preparation and submission of the HSR Filing, any amendment thereto or any response to any request for additional information made by any Government Entity in connection therewith.

5.6. Exclusivity; Non-Circumvention.

(a) Unless and until this Agreement has been terminated in accordance with Article X hereof, the Company shall not, and each Company Shareholder agrees that he or she shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) communicate with respect to, initiate, solicit, engage in, encourage or otherwise facilitate any inquiry, proposal, negotiation offer or discussion with any party (other than Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, public or private offering, sale or license of material assets or similar business transaction involving the Company (each, an “Acquisition Proposal”), (ii) furnish or afford access to any non-public information concerning the business, properties or assets of the Company to any party, other than (A) pursuant to existing contractual obligations of the Company set forth on Section 5.6 of the Company Disclosure Schedule, (B) Parent and its representatives, (C) the underwriters of the IPO and their respective representatives or (D) existing or potential Company customers, consultants, vendors or suppliers in the Ordinary Course of Business; (iii) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than Parent and its representatives; or (iv) otherwise cooperate in any way with or assist, participate in, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Notwithstanding anything herein, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly furnish any non-public information concerning the business, properties or assets of the Company or the Subsidiary to any party with any intention to initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion of any Acquisition Proposal. The Company shall immediately notify any Person with respect to which discussions or negotiations of any Acquisition Proposal were pending at the date of this Agreement that the Company is terminating such discussions or negotiations. If the Company receives any Acquisition Proposal (whether in writing or orally), the Company shall reject such Acquisition Proposal and, immediately notify Parent of such Acquisition Proposal, including the identity of the other party and the terms of such Acquisition Proposal and, if such Acquisition Proposal was made in writing (in whatever media) promptly deliver to Parent a true, correct and complete copy of such written materials comprising or relating to such Acquisition Proposal.

(b) In furtherance, and not in limitation, of the foregoing, the Company hereby covenants and agrees with Parent that for a period beginning on the date hereof until and including the date which is two (2) years after the date hereof (such period, the “Standstill Period”) without the prior written consent of Parent, the Company shall not, directly or indirectly through any subsidiary or Company Affiliate, either (i) communicate, solicit, initiate, encourage or propose the acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, by the Company of FS, GHT, Red River or MCPc; (ii) negotiate, execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (i) of this Section 5.6(b); (iii) provide any information in response to or participate in any discussions or negotiations with respect to any proposed acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, of the Company by FS, GHT, Red River, or MCPc; (iv) execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (iii) of this Section 5.6(b); (v) communicate, solicit, initiate, encourage or propose the acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, by any third party in concert with the Company of any of FS, GHT, Red River or MCPc; (vi) negotiate, execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (v) of this Section 5.6(b); (vii) provide any information in response to or participate in any discussions or negotiations with respect to any proposed acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, of the Company by a third party in concert with FS, GHT, Red River or MCPc; or (h) execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (vii) of this Section 5.6(b).

5.7. Access to Information; Confidentiality.

(a) The Company shall: (i) cooperate with all reasonable requests of the Parent, Parent’s counsel and accountants in connection with the consummation of the transactions contemplated hereby and (ii) execute and deliver such other instruments and take such other actions as may be reasonably requested by the Parent or the managing underwriters of the IPO in order to carry out the intent of this Agreement and to close the IPO including, without limitation, the execution and delivery of customary director and officer questionnaires, S-1 questionnaires and lock-up agreements. In furtherance, and not in limitation of the foregoing, the Company shall, upon the reasonable request of Parent and at least two (2) Business Days notice, permit representatives of Parent, the managing underwriter of the IPO and representatives of such managing underwriter to have full access (during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company), subject to compliance with applicable law (including but not limited to antitrust law) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company or the Subsidiary. Notwithstanding the above, any such request for access or information shall not extend to any information subject to a legally recognized claim of privilege unless expressly waived by the party entitled to claim such privilege.

(b) Any information obtained by the Company or any Company Shareholder or any of their Representatives or Affiliates in connection with this Agreement or the transactions contemplated hereby shall be subject, to the extent applicable, to the terms and conditions of the Consent, Non-Solicitation and Standstill Agreement, dated as of November 5, 2010 (the “Consent Agreement”) and that certain letter agreement, dated March 24, 2010 (the “Confidentiality Agreement”), each by and between Parent and the Company regarding the confidential treatment of certain information.

5.8. Notice of Breaches; Supplemental Information. From the date of this Agreement until the Closing, the Company shall promptly deliver to Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representations or warranties of the Company in this Agreement or the Company Disclosure Schedule untrue, incorrect or incomplete in any respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 5.8 shall apply with respect to untruth, incorrectness or incompleteness as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule except, with respect only to the Company Forecasts, to the extent that such supplemental information relates solely to facts, events or circumstances arising or coming into existence after the date hereof. In furtherance, and not in limitation, of the foregoing, not more than one (1) day after receipt by the Company of any notice (whether written or oral) of any Federal or SLED Contract Termination, Vendor Termination or Customer Termination, the Company shall notify Parent with respect to such event.

5.9. Pension Plan Matters. If requested by Parent in writing at least thirty (30) days prior to the Closing Date, at least one (1) day prior to the Closing Date, the Company and each ERISA Affiliate shall take all actions necessary to terminate each Pension Plan, contingent upon the Closing. If a Pension Plan is terminated in accordance with this Section 5.9, (i) benefit accruals, including contributions of salary reduction contributions, if any, shall cease as of the date of such termination, and (ii) Parent shall make appropriate arrangements to provide for participation in a replacement pension plan as of the date of termination, the benefits and contributions of which are at least as beneficial as the benefits and contribution provided under the Pension Plan being terminated.

5.10. Tax Matters.

(a) The Company Shareholders shall cooperate fully as and to the extent reasonably requested by Parent in connection with the filing of Tax Returns pursuant to this Section 5.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties and at the requesting party’s expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees to cause the Surviving Corporation to retain all books and records with respect to Tax matters pertinent to the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and to give the Shareholders’ Representatives reasonable written notice prior to transferring, destroying or discarding such books and records, and, if the Shareholders’ Representatives so request, the Surviving Corporation or Parent, as the case may be, shall allow the Shareholders’ Representatives to take possession of such books and records at such time. In no event shall Parent or its agents initiate in any manner any review, audit or other investigation by any Governmental Authority with respect to Taxes that are or could be owing by the Company with respect to the period prior to Closing.

(b) The Company and the Company Shareholders shall prepare and timely file, or cause to be prepared and timely filed, all Pre-Closing Tax Period Tax Returns of the Company in accordance with applicable law. The Company Shareholders shall pay, be responsible for and shall indemnify Parent and its Affiliates for any Taxes with respect to any Pre-Closing Tax Period; provided, however, that the Company Shareholders shall be liable only to the extent that any such Tax exceeds the amount for Taxes reserved on the Base Balance Sheet. For the avoidance of doubt, the deduction attributable to the Change in Control Payment shall be reported on the Company’s final IRS Form 1120S.

(c) The Company shall prepare or cause to be prepared all Straddle Period Tax Returns of the Company. The Company shall provide to Parent drafts of any Straddle Period Tax Returns, in each case at least thirty (30) days prior to filing, for Parent’s review, comment and approval (which approval shall not be unreasonably withheld), and shall include any revisions reasonably proposed by Parent.

(d) The Company shall promptly notify Parent of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Straddle Period for which Parent may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that no failure to give such notice shall relieve the Parent of any liability hereunder except to the extent, if any, that the rights of Parent with respect to such claim are actually prejudiced thereby. Parent shall have the authority to represent the interests of the Surviving Corporation and shall have control of the defense, compromise or other resolution of any Tax Matter; provided, however, in the case of any Tax Matter that could give rise to an indemnification obligation of the Company Shareholders under this Agreement, or increase the Tax liability of any Company Shareholder and relates solely to any Pre-Closing Tax, the Shareholders’ Representative shall have the authority to control the defense, compromise or other resolution of such Tax Matter. In the case of any Tax Matter other than a Tax Matter which the Shareholders’ Representative has authority to control pursuant to the preceding sentence, the Shareholders’ Representative shall be entitled to participate in such Tax Matter at their own expense and Parent shall obtain the consent of the Shareholders’ Representative prior to settling such Tax Matter, which consent shall not be unreasonably withheld, conditioned or delayed.

5.11. Tax-Free Exchange. The Company shall not, and each Company Shareholder agrees not to, intentionally take or cause to be taken any action, whether before or after the Closing, which would cause the transactions contemplated hereby to fail to qualify as an exchange under Section 351 of the Code or as part of such an exchange.

5.12. Termination of Certain Agreements. Prior to the Closing Date, the Company shall terminate, pursuant to documentation in form and substance reasonably satisfactory to Parent and its counsel and without liability to the Company, each of the agreements listed in Section 5.12 of the Company Disclosure Schedule.

5.13. No Transfer of Company Common Stock. Each Company Shareholder agrees that unless and until this Agreement has been terminated in accordance with Article X hereof, such Company Shareholder shall not, directly or indirectly, enter into any contract or binding commitment to sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any shares of Company Common Stock, nor shall any Company Shareholder directly or indirectly enter into any contract or binding commitment or grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any shares of Company Common Stock.

5.14. Divestiture of Subsidiary. Prior to the Closing, the Company shall take all action necessary to transfer and assign (a) all right, title and interest in and to the ownership or assets of the Subsidiary and (b) any and all liabilities (whether absolute or contingent, accrued or unaccrued or otherwise) which the Company may have relating to or arising out of the

Company’s ownership of shares of the capital stock of the Subsidiary or the operation of the business of the Subsidiary such that the Company shall have no further liability with respect to the Subsidiary.

ARTICLE VI

COVENANTS OF PARENT

6.1. Making of Covenants and Agreements. The Parent hereby makes the covenants and agreements set forth in this Article VI.

6.2. Confidentiality. Any information obtained by Parent or any of its Affiliates or Representatives from the Company or the Company Shareholders or their respective Representatives (whether pursuant to Section 5.7 above or otherwise) shall be subject, to the Consent Agreement and the Confidentiality Agreement. The foregoing notwithstanding, Parent shall be permitted hereunder to disclose such information about the Company, its Subsidiary, the Company Shareholders and the transactions contemplated hereby as may be legally required and otherwise reasonably necessary, in the preparation, completion, filing and distribution of such reports, filings and other documents as may be required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.3. Tax-Free Exchange. From and after the date hereof, Parent will not take any action, or omit to take any action, if such action or omission would cause the transactions contemplated hereby to fail to qualify as an exchange under Section 351 of the Code or as part of such an exchange.

6.4. Listing of Parent Common Stock. Parent covenants and agrees that Parent will use its commercially reasonable best efforts to cause the Parent Common Stock to be listed on the New York Stock Exchange or the Nasdaq Stock Market upon the IPO.

6.5. Authorizations from Others. Prior to the Closing, Parent will use its commercially reasonable best efforts to obtain all authorizations and permits of others required to permit the consummation by Parent of the transactions contemplated hereby.

6.6. Form of Tax Opinion. No later than 30 days prior to Closing, Foley Hoag LLP, counsel to Parent, will deliver a draft of the tax opinion required under Section 8.2(q) along with drafts of the related supporting documents, to the Company Shareholders for review and comment.

6.7. Notice of Breach. From the date of this Agreement until the Closing, Parent shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representations or warranties of the Parent in this Agreement or the Parent Disclosure Schedule untrue, incorrect or incomplete in any respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 6.7 shall apply with respect to inaccuracy or incompleteness as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule.

6.8. Indemnification and Liability Insurance Coverage. Parent agrees to use its commercially reasonable best efforts to continue in effect or to cause the Company to put into effect policies of directors’ and officers’ liability insurance providing for coverages that are customary for companies similarly situated.

6.9. Pension Plan Matters. Following the Closing, Parent will cause the prompt liquidation of any Pension Plan terminated in accordance with Section 5.9 hereof.

6.10. Equity Incentive Plan. Prior to the IPO, Parent shall have adopted a stock option plan or other equity-based compensation plan in customary form and substance and shall have reserved a number of shares of Parent Common Stock which shall equal not less than five percent (5%) of issued and outstanding Parent Common Stock for issuance to eligible directors, employees, consultants and service providers of Parent and its Affiliates pursuant to such plan.

6.11. Change in Control Payments. Parent shall, or shall cause the Company to, cause Paychex to complete not later than five (5) Business Days after the Closing a special payroll for the purpose of delivering the Change in Control Payments to the employees of the Company entitled to receive a Change in Control Payment. Without limiting the generality of the foregoing, (a) Parent shall, or shall cause the Company to, provide any information or assistance reasonably requested by Paychex in connection with the distribution of the Change in Control Payments, and (b) in no event shall Parent, its Affiliates or any of their Representatives prevent or seek to prevent the payment of the Change in Control Payments by Paychex. In no event shall Parent or the Company have any liability or obligation under this Agreement to provide any funds for the purpose of making any Change in Control payment except as specifically provided in Section 1.3(b)(iii).

6.12. Certain Employment Arrangements. Prior to the Closing, Parent shall not request or require the Company to amend or terminate the notice of termination of employment and severance rights of any of Jeeva Ratnathicam, Joseph Enzor or Tim Rod set forth in Section 6.12 of the Company Disclosure Schedule which shall remain binding obligations of the Company immediately after the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS.

7.1. S-1 Registration Statement. The Parties shall cooperate in the preparation and filing with the SEC of the Registration Statement under the Securities Act with respect to the IPO and Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable.

7.2. HSR Act Filing. If required by applicable law, as soon as practicable, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Parent and the Company shall cooperate fully with the other in connection with the preparation of such filings and shall use their respective best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act.

7.3. Securities Filings by Company Shareholders. The Company at its own expense and with the cooperation and assistance of Parent, will assist each Company Shareholder in the preparation and timely filing with the SEC of any and all reports on Form 13-D or 13-G, or Forms 3, 4 or 5 promulgated by the SEC with respect to each such Company Shareholder’s beneficial and/or legal ownership of Parent Shares as may be applicable to such Persons from time to time prior to and after the Closing.

7.4. Consummation of Transaction. Each of the Parties shall use its commercially reasonable best efforts to perform and fulfill all conditions and obligations to be performed by such Party to the end that the transactions contemplated by this Agreement shall be fully carried out.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF TRANSACTIONS

8.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) all required filings under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the FTC, the Antitrust Division or any other relevant Governmental Entity under the HSR Act, or in the event of a request for further information, the expiration of all applicable time limitations under the HSR Act following the delivery of a complete response to such request shall have occurred without the objection of the FTC, the Antitrust Division or other Governmental Entity having authority with respect to the transactions contemplated hereby;

(b) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and the underwriters named therein shall have agreed to acquire shares of Parent Common Stock on a firm commitment basis, subject to the conditions set forth in the underwriting agreement;

(c) the Parent Common Stock which shall be issued to the Company Shareholders upon the Closing shall have been authorized for listing on the New York Stock Exchange or the Nasdaq Stock Market, subject to official notice of issuance;

(d) the IPO shall have been completed at the same time as the transactions contemplated hereby are completed; and

(e) The acquisitions of each of FS and RRCC (whether by the acquisition of all or substantially all assets, stock purchase, merger or otherwise) shall have been completed at the same time as the transfer of Company Shares hereunder.

8.2. Conditions to Obligations of Parent. The obligation of Parent to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Parent) of the following additional conditions:

(a) the Company shall have obtained (and shall have provided true, correct and complete copies thereof to Parent) all of the novations, assignments, waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.4 which are required on the part of the Company;

(b) after giving effect to the Company Disclosure Schedule, but not to any disclosure supplement, each of the representations and warranties of the Company set forth in this Agreement (i) that is qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct except for such breaches of representations or warranties which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect; provided however that to the extent such representations and warranties are specifically made as of a particular date, such representations and warranties shall be true and correct as of such date; and provided, further that the representations and warranties set forth in Section 2.35 (Disclosure) shall be true and correct as of the Closing Date as though made on and as of the Closing;

(c) the Company shall have performed or complied in all material respects with its agreements and covenants, required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) no Legal Proceeding shall be pending or threatened which if determined adversely to the Company would have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(f) since the date of this Agreement, the Company shall not have received any Federal or SLED Contract Termination, Vendor Termination or Customer Termination;

(g) the Company shall have delivered to Parent, a certificate, dated as of the Closing Date and executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying that the conditions specified in subsections (b) through (f) of this Section 8.2 have been satisfied;

(h) the Company shall have delivered to Parent the Escrow Agreement, executed by the Shareholders’ Representative;

(i) Parent shall have received a pay-off letter with respect to all Company Debt and all appropriate UCC-3 Termination Statements, if any, ready for filing from any Company Lender;

(j) all loans (other than advances of business expenses made in the Ordinary Course of Business) made by the Company to any Company Shareholder, director, officer or employee shall have been paid in full or otherwise discharged;

(k) the Company shall have delivered to Parent the Vierra Note for cancellation upon payment;

(l) the existing Employment Agreements between the Company and each of Greg Byles and Glenn Smith shall have been terminated and each of Greg Byles and Glenn Smith shall have executed and delivered to Parent an Executive Employment Agreement substantially in the form of Exhibit C attached hereto;

(m) Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which Parent designates, by written notice to the Company, as unnecessary);

(n) Parent shall have received from each Company Shareholder a General Release substantially in the form of Exhibit D attached hereto

(o) each Company Shareholder shall have executed and delivered an Underwriter’s Lock-Up on reasonable and customary terms;

(p) Parent shall have received (i) from Brownstein, Hyatt, Farber & Schreck. LLP (“BHFS”), counsel to the Company, an opinion in substantially the form attached hereto as Exhibit E, and (ii) a legal opinion in form and substance, and from counsel, reasonably acceptable to Parent relating the SLED Contracts and Federal Contracts;

(q) Parent shall have received an opinion from Foley Hoag LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the transactions contemplated hereby, together with the Related Acquisitions and the IPO, will be treated for federal income tax purposes as an exchange qualifying under Section 351 of the Code or as part of such an exchange. In rendering such opinion, Parent’s counsel may require and rely on representations as to factual matters made in certificates of officers or Parent, the Company and others;

(r) Parent shall have received such other certificates and instruments (including a certificate of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers, documents necessary to transfer signing authority for all Company bank accounts and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

8.3. Conditions to Obligations of the Company and the Company Shareholders. The obligation of the Company and the Company Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company and the Shareholders’ Representative) of the following additional conditions:

(a) Parent shall have effected all of the registrations, filings and notices referred to in Section 6.5 which are required on the part of Parent;

(b) after giving effect to the Parent Disclosure Schedule, but not to any disclosure supplement, each of the representations and warranties of the Parent set forth in this Agreement (i) that is qualified as to Parent Material Adverse Effect or materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct except for such breaches of representations or warranties which individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect; provided however that to the extent such representations and warranties are specifically made as of a particular date, such representations and warranties shall be true and correct as of such date;

(c) Parent shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) since the date of this Agreement there shall not have been any Parent Material Adverse Effect;

(e) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and executed by Parent’s Chief Executive Officer or President certifying that the conditions specified in subsections (b) through (d) of this Section 8.3 have been satisfied;

(f) Parent shall have delivered to the Company, the Escrow Agreement, executed by Parent;

(g) the Company shall have delivered to each of Greg Byles and Glenn Smith the Executive Employment Agreements substantially in the form of Exhibit C attached hereto;

(h) the Company shall have received an opinion of Foley Hoag LLP, substantially in the form of Exhibit F attached hereto; and Parent shall have delivered to the Company a copy of the opinion of Foley Hoag LLP described in Section 8.2(q), which opinion shall be in a form reasonably satisfactory to the Company Shareholders;

(i) each of Greg Byles and Glenn Smith shall have been released in full, with no further liability or obligation, from any personal guarantees entered into in connection with the Line of Credit; and

(j) the Company shall have received such other certificates and instruments (including certificates of good standing of Parent in its jurisdiction of organization, a certificate as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE IX

INDEMNIFICATION

9.1. Survival. Each of the representations, warranties, agreements, covenants and obligations herein or in any Company Disclosure Schedule, or certificate delivered by any Party incident to the transactions contemplated hereby is material and may be relied upon by the Party receiving the same. Subject to the provisions of Sections 9.3 and 9.5 hereof, each such representation, warranty, agreement, covenant and obligation herein, in any Company Disclosure Schedule or in any certificate delivered by any Party incident to the transactions contemplated hereby shall survive the Closing.

9.2. Indemnification by the Company Shareholders.

(a) From and after the Closing, the Company Shareholders shall, jointly and severally, indemnify Parent, its subsidiaries and Affiliates and their respective officers, directors, employees, agents and representatives (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) in respect of, and hold each of them harmless against, any and all Losses sustained, incurred or suffered by Parent or the Company after Closing or any other Parent Indemnified Party resulting from, relating to or constituting:

(i) Fraud or intentional misrepresentation (but not constructive fraud) (the foregoing, “Fraud”) by the Company or any Company Shareholder with respect to any of the Company’s or such Company Shareholder’s representations or warranties under this Agreement or in any Company Disclosure Schedule, or certificate delivered under or in connection with the transactions contemplated by this Agreement; provided that with respect to any such Fraud by a Company Shareholder, only the Company Shareholder engaging in such Fraud shall be liable with respect thereto;

(ii) the failure of any representation or warranty made by the Company in this Agreement, any Company Disclosure Schedule, or certificate delivered by the Company to Parent pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date); and

(iii) any failure to perform any covenant or agreement of the Company contained in this Agreement, any Company Disclosure Schedule or in any certificate delivered by the Company to Parent pursuant to this Agreement including, without limitation, the failure to pay and discharge in full any Company Debt prior to the Closing;

(iv) any failure of any Company Shareholder to have good and valid title to the shares of Company Common Stock issued in the name of such Company Shareholder, free and clear of all Security Interests; and

(v) any Taxes not included as a Current Liability in the calculation of the Closing Working Capital which are, or may become, due and payable in 2011 or 2012, or with respect to the Company’s fiscal years ending December 31, 2011 or December 31, 2012, and arising in connection with the Support Contracts.

(b) The provisions of Section 9.2(a) above notwithstanding:

(i) all Company Shareholders shall be jointly and severally liable only with respect to Parent Indemnifiable Claims or Parent Indemnifiable Losses that are recovered from the Escrow Assets;

(ii) for all other Parent Indemnifiable Claims and Parent Indemnifiable Losses, whether outside or in excess of the Escrow Assets, the Company Shareholders shall be severally and not jointly (or jointly and severally) liable; and

(iii) the liability of any Non-Controlling Shareholder with respect to any Parent Indemnifiable Claim or Parent Indemnifiable Loss (except with respect to claims made pursuant to Section 9.2(a)(i) involving Fraud by such Non-Controlling Shareholder) shall be limited to such Non-Controlling Shareholder’s Pro Rata Portion of such Parent Indemnifiable Loss.

(c) Claims described in Section 9.2(a) are collectively referred to herein as “Parent Indemnifiable Claims” and Losses in respect of any such claims are referred to as “Parent Indemnifiable Losses.”

9.3. Limitations Applicable to Company Shareholders.

(a) Subject to the limitations and exceptions set forth in this Section 9.3, all Parent Indemnifiable Claims and Parent Indemnifiable Losses shall be satisfied first by proceeding against the Escrow Assets held by the Escrow Agent pursuant to the Escrow Agreement. To the extent that any Parent Indemnifiable Losses are paid by the delivery of Escrowed Shares, such shares shall be valued at all times at the IPO Price.

(b) Subject to the exceptions set forth in Section 9.3(d) below, no amounts shall be payable by the Company Shareholders with respect to Parent Indemnifiable Losses unless and until the cumulative amount of all Parent Indemnifiable Losses exceeds $250,000 (such amount, the “Threshold Amount”) whereupon the Parent Indemnified Parties shall be entitled to recover the amount of all Parent Indemnifiable Losses incurred by the Parent Indemnified Parties that exceed the Threshold Amount.

(c) Subject to the exceptions set forth in Section 9.3(d) below, the maximum aggregate liability of the Company Shareholders for any Parent Indemnifiable Claim shall be limited to $3,000,000 (the “Company Shareholders Cap”).

(d) Any provision hereof to the contrary notwithstanding, the Parent Indemnified Parties (i) shall be entitled to dollar-for-dollar recovery for all Losses, (ii) shall not be subject to the satisfaction of the Threshold Amount, (iii) shall not be subject to the Company Shareholders Cap, (iv) to the extent that the Escrow Assets have been depleted or are otherwise no longer available, shall be entitled to proceed against any Company Shareholder, subject to the provisions of Section 9.2(b) above, and (v) shall be subject to the limitation as to time provided in Section 9.3(e) with respect to any of the following:

(A)	Parent Indemnifiable Losses involving a breach by the Company of the representations and warranties made in any of Sections 2.2 (Capitalization), 2.3 (Authorization), 2.10 (Tax Matters), 2.25 (Employee Benefits) or 2.30 (Financial Advisory Fees); or

(B)	Parent Indemnifiable Losses relating to the failure by the Company Shareholders to pay in cash any amounts owed to Parent pursuant to Section 1.5; or

(C)	Parent Indemnifiable Losses described in Section 9.2(a)(i), 9.2(a)(iii) (with respect to the covenants made in Sections 5.6 (Exclusivity; Non-Circumvention) or 5.7 (Confidentiality)), 9.2(a)(iv) or 9.2(a)(v).

Any provision of this Agreement to the contrary notwithstanding, the obligations of the Company Shareholders under this Article IX with respect to Parent Indemnifiable Losses (other than Losses relating to or arising out of or in connection with Fraud) in excess of the Company Shareholders Cap for matters set forth in Clauses (A), (B) or (C) of this Section 9.3(d) shall be limited to an aggregate amount of $23,350,000 and the obligations of the Non-Controlling Shareholders with respect to Fraud by the Company shall not exceed such Non-Controlling Shareholder’s Pro Rata Portion of $23,350,000. For the avoidance of doubt, neither the Company Shareholders Cap nor the limitation contemplated by the preceding sentence shall apply with respect to Losses relating to or arising out of or in connection with Fraud by the Company or any Company Shareholder.

(e) No indemnification shall be payable to a Parent Indemnified Party with respect to any Parent Indemnifiable Claim arising under Section 9.2(a)(ii) or under Section 9.2(a)(iii) (other than with respect to the covenants set forth in Sections 5.6 (Exclusivity; Non-Circumvention) or 5.7 (Confidentiality)) asserted after the date which is fifteen (15) months after the Closing Date (the “Indemnification Expiration Date”); provided that (i) any Parent Indemnifiable Claim as to which notice has been given by a Parent Indemnifiable Party to the Shareholders Representative prior to the Indemnification Expiration Date shall survive such Indemnification Expiration Date until the final resolution of such Parent Indemnifiable Claim and (ii) any Parent Indemnifiable Claim arising out of or in connection with or otherwise relating to a breach of any representation or warranty made in Sections 2.2, 2.3, 2.10, 2.25 or 2.30 or a breach of any of the covenants and agreements set forth in Sections 5.6 or 5.7 or any other matter described in Section 9.3(d)(B) or 9.3(d)(C) shall survive the Indemnification Expiration Date and may be asserted until the date which is thirty (30) days after the expiration of the statute of limitations (if any) applicable to such claim.

(f) With respect to claims made under Section 9.2(a)(ii), in the event that any Parent Indemnifiable Claim (a “Subsequent Parent Claim”) or Parent Indemnifiable Losses (“Subsequent Parent Losses”) arise out of the same facts, events or circumstances which gave rise to Parent Indemnifiable Losses for which such Parent Indemnifiable Party has actually recovered under this Article IX, the determination of the amount of any recovery by such Parent Indemnified Party in respect to such Subsequent Parent Claim or Subsequent Parent Losses shall take into account such prior recovery and, to the extent appropriate, be reduced thereby.

9.4. Satisfaction of Parent Indemnification Claims. Subject to Section 9.3, in order to satisfy the indemnification obligations of Company Shareholders with respect to any Parent Indemnifiable Claim made hereunder, each Parent Indemnified Party shall have the right (i) first, to proceed directly against the Escrow Assets being held in escrow pursuant to the Escrow Agreement, (ii) after the Escrow Assets have been depleted or are otherwise no longer available to proceed, subject to the limitations set forth in Sections 9.2(b) and 9.3, directly against the Company Shareholders or any Company Shareholder with respect to such claim, (iii) to set off its indemnification claims against any and all amounts payable (other than Change in Control Payments) after the Closing Date hereunder, or (iv) to exercise all of such rights. Any provision hereof to the contrary notwithstanding, any Parent Indemnifiable Claim arising out of or relating to the failure of any Company Shareholder to pay such Company Shareholder’s Pro Rata Portion of any amount owed to Parent pursuant to Section 1.5 shall be satisfied in cash and not by the delivery of Parent Shares.

9.5. Indemnification by Parent.

(a) From and after the Closing Date, Parent and its successors and assigns shall indemnify the Company Shareholders and their respective successors, executors, administrators, trustees, estates, heirs and permitted assigns (each, a “Shareholder Indemnified Party” and, collectively, the “Shareholder Indemnified Parties”) in respect of, and hold them harmless against, any and all Losses incurred or suffered by the Company Shareholders resulting from, relating to or constituting:

(i) Fraud, by Parent with respect to any of Parent’s representations or warranties under this Agreement, in any Company Disclosure Schedule or in any certificate delivered by Parent in connection with the transactions contemplated by this Agreement;

(ii) the failure of any representation or warranty made by Parent in this Agreement, any Parent Disclosure Schedule, or certificate delivered by Parent to the Company pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date); and

(iii) any failure to perform any covenant or agreement of Parent contained in this Agreement or any agreement or instrument furnished by Parent to the Company pursuant to this Agreement.

(b) Claims described in Section 9.5(a) are collectively referred to herein as “Shareholder Indemnifiable Claims” and Losses in respect of any such claims are referred to as “Shareholder Indemnifiable Losses.”

9.6. Limitations on Indemnification by Parent.

(a) Subject to the exceptions set forth in Section 9.6(c) below, no indemnification shall be payable by the Parent with respect to Shareholder Indemnifiable Losses unless and until the cumulative amount of all Shareholder Indemnifiable Losses exceeds the Threshold Amount whereupon the Shareholder Indemnified Parties shall be entitled to recover the amount of all Shareholder Indemnifiable Losses incurred by the Shareholder Indemnified Parties that exceed the Threshold Amount.

(b) Subject to the exceptions set forth in Section 9.6(c) below, the maximum aggregate liability of the Parent for any Shareholder Indemnifiable Claim made pursuant to Section 9.5(a)(ii) above shall be limited to $1,000,000 (the “Parent Cap”).

(c) Any provision hereof to the contrary notwithstanding, the Shareholder Indemnified Parties (i) shall be entitled to dollar-for-dollar recovery for all Losses, (ii) shall not be subject to the satisfaction of the Threshold Amount, (iii) shall not be subject to the Parent Cap and (iv) shall not be subject to any limitation as to time (except as provided in Section 9.6(d)(ii) below) in seeking indemnification from the Parent with respect to any of the following:

(A)	Shareholder Indemnifiable Losses involving a breach by the Company of the representations and warranties made in any of Sections 4.2 (Capitalization), 4.3 (Authorization) or 4.7 (Financial Advisory Fees); or

(B)	Shareholder Indemnifiable Losses described in Section 9.5(a)(i), Section 9.5(a)(iii) with respect to covenants made in Sections 6.2 (Confidentiality) or 6.11 (Change in Control Payments).

(d) No indemnification shall be payable to a Shareholder Indemnified Party with respect to any Shareholder Indemnifiable Claim arising under Section 9.5(a)(ii) or 9.5(a)(iii) asserted after the Indemnification Expiration Date; provided that any Shareholder Indemnifiable Claim as to which notice has been given by a Shareholder Indemnifiable Party to the Parent prior to the Indemnification Expiration Date shall survive such Indemnification Expiration Date until the final resolution of such Shareholder Indemnifiable Claim. Any Shareholder Indemnifiable Claim arising out of or in connection with or otherwise relating to a breach of any representation or warranty made in Sections 4.2, 4.3, or 4.7 or a breach of the covenants and agreements set forth in Section 6.2 or 6.11 shall survive the Indemnification Expiration Date and may be asserted until the date which is thirty (30) days after the expiration of the statute of limitations (if any) applicable to such claim.

9.7. Indemnification Claims.

(a) Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been actually and materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state in reasonable detail the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b) With respect to third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable fees, costs and expenses of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(c) With respect to non-third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party’s notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 12.8 hereof.

9.8. No Right of Contribution; Damage Calculation.

(a) No Company Shareholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(b) Any payments made to an Indemnified Party pursuant to this Article IX or pursuant to the Escrow Agreement shall be treated as an adjustment to the Consideration for tax purposes.

(c) Any insurance proceeds actually collected, net of all fees and costs of collection and any applicable deductibles pertaining to such insurance proceeds, with respect to the claims underlying an Indemnified Party’s Losses and paid to such Indemnified Party shall reduce the amount of such Losses constituting Indemnifiable Losses on a dollar-for-dollar basis.

9.9. Third Party Beneficiaries. Each Parent Indemnified Party and Shareholder Indemnified Party not a party to this Agreement shall nevertheless be a third party beneficiary of the terms and provisions of this Article IX.

9.10. Sole Remedy. From and after the Closing Date, the sole and exclusive remedy of any party hereto with respect to any claim for monetary damages arising out of or in connection with any breach of this Agreement or any certificate delivered hereunder shall be the indemnification provisions set forth in this Article IX; provided, however, that each Party shall have all rights and remedies which may be available to such Party at law or in equity with respect to any non-monetary claim or any claim alleging Fraud in connection with any representation or warranty set forth herein.

ARTICLE X

TERMINATION

10.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent; and

(b) either Party may terminate upon sixty (60) days prior written notice (such notice a “Termination Notice”); provided that (i) any Termination Notice delivered prior to the date (the “Six-Month Date”) which is six (6) months after the date of this Agreement shall be void and of no force or effect and (ii) the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before the Six-Month Date.

10.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (a) the provisions of this Article X, Sections 5.6(b), 5.7(b), 6.2 and Article XII shall survive any termination of this Agreement; (b) nothing herein shall relieve any Party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its agreements, covenants or obligations hereunder and (c) any Party may proceed as further set forth in Section 10.3 below. The provisions of clause (b) of the preceding sentence notwithstanding, in the event of a termination of this Agreement pursuant to Section 10.1, the aggregate liability of the Company and the Company Shareholders arising solely out of the breach (other than any breach constituting Fraud) of any representation or warranty set forth in Article II hereof, and the maximum aggregate liability of Parent arising solely out of the breach (other than any breach constituting Fraud) of any representation or warranty set forth in Article IV hereof, shall be limited to $1,000,000. Within 15 days after any termination hereunder, Parent shall deliver to the Company by wire transfer of immediately available funds an amount equal to the Accountants Fee Overage, if then an outstanding obligation of Parent.

10.3. Right to Proceed. Any provision (other than Section 7.4 (Consummation of Transaction) of this Agreement) of this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8.1 or Section 8.2 have not been satisfied, Parent shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions set forth in Section 8.1 or Section 8.3 hereof have not been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accountants Fee Overage” shall mean an amount equal to the excess of (i) the fees and expenses actually paid by the Company to McGladrey in connection with such McGladrey Audit over (ii) the greater of (x) the actual amount paid by of the Company paid to Ehrhardt, Keefe, Steiner & Hottman PC, certified public accountants, in connection with the audit of the Company’s books and records for the Company’s fiscal year ended December 31, 2009 and (y) the written estimate of the costs, fees and expenses of an audit of the Company’s books and records for its fiscal year end December 31, 2010 provided to the Company by Ehrhardt, Keefe, Steiner & Hottman PC, (a copy of which estimate has been provided to Parent).

“Acquisition Proposal” has the meaning set forth in Section 5.6(a) hereof.

“Affiliate” shall mean, as to any Person, any other Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Antitrust Division” has the meaning set forth in Section 7.2 hereof.

“Base Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiary as of the Base Balance Sheet Date.

“Base Balance Sheet Date” shall mean December 31, 2010.

“BHFS” has the meaning set forth ion Section 8.2(p).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificates” has the meaning set forth in Section 1.1(a) hereof.

“Change in Control Payments” shall mean those certain payments in an aggregate amount (inclusive of the Company’s portion of Federal Insurance Contributions Act taxes) of $1,650,000 to be made to certain employees of the Company pursuant to the special payroll contemplated by Section 1.3(b) which employees and the amount that each such employee will be entitled to receive shall have been identified in a written notice prepared by the Company and delivered to Parent not later than the date which is three (3) Business Days prior to the Closing Date; such Change in Control Payments shall be funded entirely by a deduction from the Consideration pursuant to Section 1.3(b).

“Closing” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“Code” has the meaning set forth in the Recitals hereto.

“Common Shares” shall mean the shares of Company Common Stock.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company Debt” shall mean and include all of the interest-bearing indebtedness for borrowed money of the Company, outstanding existing as of any date (but shall exclude any amounts outstanding under the Line of Credit to the extent included in the calculation of Working Capital pursuant to Section 1.5 hereof).

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Company to Parent on the date hereof.

“Company Financial Statements” shall mean:

(a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiary as of the end of and for the Company’s fiscal years 2007, 2008, 2009 and, 2010 (when available) certified by the Company’s independent auditors, and

(b) the unaudited consolidated balance sheet of the Company and the Subsidiary and the unaudited consolidated statements of income and cash flows for the twelve months ended as of December 31, 2010.

“Company Forecasts” has the meaning set forth in Section 2.7(b) hereof.

“Company Intellectual Property” shall mean the Intellectual Property owned or used by or licensed to the Company.

“Company Lender” shall mean any financial institution, bank, commercial lender, insurance company or other Person providing Company Debt.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company; or (b) the Company’s ability to consummate the transactions contemplated by this Agreement without material delay provided, however, that in the case of clause (i) only, none of the following, either alone or in combination shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect”: (a) general economic, political or industry conditions or events, circumstances, changes or effects; or (b) a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee of the Company or ERISA Affiliate in the last five years.

“Company Stock Plan” shall mean any stock option plan (including without limitation, the Option Plan) or any other stock or equity-based compensation plan of the Company.

“Company Shareholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Shareholders Cap” has the meaning set forth in Section 9.3(c) hereof.

“Confidentiality Agreement” has the meaning set forth in Section 5.7(b) hereof.

“Consideration” shall have the meaning set forth in Section 1.4(d).

“Consent Agreement” shall have the meaning set forth in Section 5.7(b) hereof.

“Contributed Shares” means fifty percent of the issued and outstanding Common Stock of the Company which the Company Shareholders shall contribute to Parent in exchange for the Parent Shares.

“Customer” has the meaning set forth in Section 2.18 hereof.

“Customer Contract” has the meaning set forth in Section 2.18 hereof.

“Customer Termination” has the meaning set forth in Section 2.18 hereof.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation, post-retirement compensation any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (3) an affiliated service group (as defined under Section 414(m) of the Code) or other group (as provided under the regulations under Section 414(o) of the Code), any of which includes the Company.

“Escrow Agreement” has the meaning set forth in Section 1.6 hereof.

“Escrow Agent” has the meaning set forth in Section 1.6 hereof.

“Escrow Assets” has the meaning set forth in Section 1.6 hereof.

“Estimated Closing Working Capital” has the meaning set forth in Section 1.5(b) hereof.

“Exchange Act” has the meaning set forth in Section 6.2 hereof.

“Federal Contract” has the meaning set forth in Section 2.17 hereof.

“Federal or SLED Contract Termination” has the meaning set forth in Section 2.17.

“Fraud” has the meaning set forth in Section 9.2(a) hereof.

“FS” shall mean fusionstorm, a Delaware corporation.

“FTC” has the meaning set forth in Section 7.2 hereof.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, applied on a consistent basis with the past practice of the Company.

“GHT” shall mean GlassHouse Technologies, Inc., a Delaware corporation.

“Governmental Entity” has the meaning set forth in Section 2.4 hereof.

“HIPAA” shall have the meaning set forth in Section 2.25(b).

“HSR Act” has the meaning set forth in Section 2.4 hereof.

“HSR Filing” has the meaning set forth in Section 5.5 hereof.

“Indemnifiable Losses” shall mean and include any Parent Indemnifiable Losses and/or any Shareholder Indemnifiable Losses.

“Indemnified Party” shall mean and include each Shareholder Indemnified Party and each Parent Indemnified Party.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model and certificate of invention and design patents (“Patents”);

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof (“Trademarks”);

(c) copyrightable works, copyrights and registrations and applications for registration thereof and renewal rights therefore;

(d) mask works and registrations and applications for registration thereof;

(e) schematics, computer software, firmware, technology and data;

(f) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) all documentation, records, programmers’ notes and files relating to design, end-user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; and

(h) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Interim Balance Sheet” shall mean an unaudited balance sheet of the Company as of the last day of any month.

“Interim Financial Statements” shall mean, as of any date, an Interim Balance Sheet as of such date and the Interim Income Statement for the period then-ended.

“Interim Income Statement” shall mean unaudited statements of income and cash flows of the Company for the for the month then-ended and for the Company’s fiscal year-to-date.

“Internal Systems” shall mean the internal systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“IPO” has the meaning set forth in the Recitals hereto.

“IPO Price” has the meaning set forth in Section 1.4(d).

“IT Products and Services” has the meaning set forth in Section 2.17.

“Key Vendor” has the meaning set forth in Section 2.8(m) hereof.

“Key Vendor Contract” has the meaning set forth in Section 2.18(a) hereof.

“Lease” shall mean any lease or sublease pursuant to which the Company or the Subsidiary leases or subleases from another party any real property.

“Leased Real Property” means any real property occupied, used or operated by the Company or the Subsidiary subject to a Lease.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Losses” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to an action brought by any third party or to an indemnification claim under Article IX).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“MCPc” shall mean MCPc, Inc., an Ohio corporation.

“Non-Controlling Shareholder” shall mean and include, individually, any Company Shareholder who, legally or beneficially, holds less than five percent (5%) of the issued and outstanding shares of the Company Common Stock, calculated on a fully-diluted basis, as of any date and, collectively, with all other Non-Controlling Shareholders, holds less than 25% of the issued and outstanding shares of Company Common Stock, calculated on a fully-diluted basis, as of any date.

“Objection Notice” has the meaning set forth in Section 1.5(d) hereof.

“Option” shall mean each outstanding option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Plan” shall mean the Company’s 2009 Stock Incentive Plan, as amended.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” has the meaning set forth in Section 4.2 hereof.

“Parent Determined Closing Working Capital” has the meaning set forth in section 1.5(c) hereof.

“Parent Disclosure Schedule” shall mean the disclosure schedule provided by Parent to the Company on the date hereof.

“Parent Indemnifiable Claims” has the meaning set forth in Section 9.2 hereof.

“Parent Indemnifiable Losses” has the meaning set forth in Section 9.2 hereof.

“Parent Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Parent.

“Parent Shares” has the meaning set forth in Section 1.4(d) hereof.

“Patents” shall have the meaning set forth in the definition of Intellectual Property, above.

“Permits” shall mean all permits, licenses, registrations, accreditations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required by the Department of Defense or the Department of Commerce, Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean and include any corporation, limited liability company, partnership, association, Governmental Entity or natural person.

“Plan of Organization” has the meaning set forth in the Recitals hereto.

“Pre-Closing Tax Periods” means all taxable periods of the Company and its Subsidiary ending on or before the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Company and its Subsidiary for all Pre-Closing Tax Periods, and, with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), all Taxes that relate to the portion of such Straddle Period ending on the Closing Date. The amount of any Straddle Period Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any income Taxes, be deemed equal to the amount which would be payable if (x) the Straddle Period ended on and included the Closing Date and (y) any transactions outside the Ordinary Course of Business occurring on the Closing Date after the transfer of the Shares were treated as being allocable to the portion of the Straddle Period beginning after the Closing Date and (ii) in the case of other Taxes the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Prime Contractor” with respect to any Federal Contract or Customer Contract, means the Person having full and direct responsibility for the completion of all tasks under such contract.

“Pro Rata Portion” has the meaning set forth in Section 1.4 hereof.

“Prospectus” has the meaning set forth in Section 1.4(d) hereof.

“Purchased Shares” means fifty percent of the issued and outstanding shares of Company Common Stock which Parent shall purchase from the Company Shareholders for the Net Cash Consideration.

“Red River” shall mean Red River Computer Co., Inc., a New Hampshire corporation.

“Registration Statement” has the meaning set forth in Section 1.4(d) hereof.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Entity performing the functions thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect.

“Security Interest” shall mean any mortgage, deeds of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, declaration, restriction, option, rights of first offer or refusal, charge, easement, rights-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature.

“Shareholder Indemnifiable Claim” has the meaning set forth in Section 9.5 hereof.

“Shareholder Indemnifiable Losses” has the meaning set forth in Section 9.5 hereof.

“Shareholder Indemnified Party” has the meaning set forth in Section 9.5 hereof.

“Shareholders’ Representative” has the meaning set forth in the Recitals hereto.

“Shareholders’ Representative Expense Amount” means an amount equal to $50,000 to be deducted from the Consideration for use by the Shareholders’ Representative in order to reimburse the Shareholders’ Representative for amounts contemplated in Section 1.10.

“Six-Month Date” has the meaning set forth in Section 10.1.

“SLED Contract” has the meaning set forth in Section 2.17.

“Software” shall mean any software owned or licensed by the Company.

“Subsidiary” shall mean Relevant Security Corporation, a subsidiary of the Company as of the date of this Agreement.

“Support Contract” shall mean and include all contracts, instruments, agreements and other arrangements (whether written or oral) pursuant to which the Company provides information technology consulting, implementation, project management, staffing or operational services to any Governmental Entity or Customer.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Matter” has the meaning set forth in Section 5.10(d) hereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Termination Notice” has the meaning set forth in Section 10.1.

“Threshold Amount” has the meaning set forth in Section 9.3 hereof.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property, above.

“Transaction Document” shall mean and include this Agreement and each other agreement, document or instrument executed and delivered by the Company Shareholders, the Company or Parent in connection with the transactions contemplated hereby.

“Transaction Expenses” shall mean and include, as to any Party hereto, all costs, fees and expenses incurred by such Party in connection with the preparation and negotiation of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby, including, without limitation, filing fees and legal and accounting expenses.

“Underwriter’s Lock-Up” shall mean a customary and reasonable agreement restricting the direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest, disposal or attempted disposal of any shares of Parent Common Stock for a period of up to 180 days as the underwriters of the IPO may reasonably request.

“Vendor” has the meaning set forth in Section 2.8 hereof.

“Vendor Termination” has the meaning set forth in Section 2.18 hereof.

“Vierra Obligation” shall mean the obligations of the Company pursuant to that certain Common Share Purchase and Assignment of Interest Agreement, dated as of May 13, 2010, by and between the Company and Lance Vierra and that certain Promissory Note, due March 31, 2015, issued by the Company to Lance Vierra in connection therewith (the “Vierra Note”).

“Warrant” shall mean each outstanding warrant or other contractual right to purchase or acquire shares of the capital stock of the Company, provided that Options shall not be considered Warrants.

ARTICLE XII

MISCELLANEOUS

12.1. Alternative Structure. Any provision hereof to the contrary notwithstanding, prior to the Closing, Parent shall be entitled to revise the structure of the transactions contemplated hereby, including, without limitation, by assigning all of Parent’s rights and obligations under this Agreement and each other Transaction Document, to any Affiliate of Parent that is at least as creditworthy as Parent; provided that under such revised structure or assignment the transactions contemplated hereby shall (a) qualify as an exchange or as part of an exchange under Section 351 of the Code and not subject any Company Shareholder to a material increase in or the earlier payment of any federal income tax liability or change the amount or delay the receipt of the consideration to be received by any Company Shareholder; (b) be capable of consummation in as timely a manner as the transactions contemplated hereby and (c) not diminish the economic return to the Company Shareholders. This Agreement and any related document, instrument or agreement shall be appropriately amended to reflect any such revised structure or assignment.

12.2. Transaction Expenses. Except as otherwise specifically provided herein, each of the Parties hereto shall bear its own Transaction Expenses.

12.3. Press Releases and Announcements. No press release or public disclosure (whether written or oral and in any media) relating to the transactions contemplated hereby shall be made by any Party without the written consent of Parent and Shareholders’ Representative. The foregoing notwithstanding, neither the filing of the Registration Statement (or the filing of any other document with any Governmental Entity in connection with the IPO), nor the distribution of the related Prospectus (whether in preliminary or final form), nor any selling activity conducted by Parent or the underwriters in connection with the IPO, including, without limitation, those activities conducted as part of a so-called road show, shall be construed or deemed to be press releases or public disclosures requiring the approval of the Shareholders’ Representative or the Company.

12.4. No Third Party Beneficiaries. Except as set forth in Section 9.9 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.5. Entire Agreement. This Agreement (including the documents referred to herein), the Confidentiality Agreement and the Consent Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof or thereof. For the avoidance of doubt, the Consent Agreement and the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

12.6. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Section 12.1, no Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that Parent may assign its rights, interests and obligations hereunder to an Affiliate of Parent. Any purported assignment of rights or delegation of performance obligations in violation of this Section 12.6 shall be void and of no force or effect.

12.7. Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or any Company Shareholder and that money damages would be an inadequate remedy for such a breach. Accordingly, if prior to the Closing, there is a breach or a proposed breach of any provision of this Agreement by the Company or any Company Shareholder , and Parent does not elect to terminate this Agreement pursuant to Article X above, Parent shall be entitled, in addition to any other rights or remedies it may have (whether at law or in equity) to seek specific performance of the covenants and agreements hereunder or other appropriate equitable remedy to the extent that equitable principles allow such a remedy. The foregoing shall not be construed or interpreted to preclude the Company Shareholders from seeking equitable remedies which may be available under applicable equitable principles.

12.8. Dispute Resolution.

(a) Except as contemplated by Section 12.7 above, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the CPR Institute for Dispute Resolution Rules for Nonadministered Arbitration of Business Disputes (the “CPR Rules”). The CPR Institute for Dispute Resolution shall appoint a neutral advisor from its Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts. Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

(i) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days after the initiation of the procedure;

(ii) No other discovery;

(iii) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three (3) hours; such hearings to take place over not more than two (2) days; and

(iv) The decision is to be rendered not later than ten (10) days after such hearings have been completed

(b) Each of the parties hereto (i) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in Boston, Massachusetts for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by certified mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

(c) Notwithstanding the foregoing, the Parent may enforce its rights under this Agreement in accordance with Section 12.7.

12.9. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

12.10. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.11. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:
Global Technology Resources, Inc.	Brownstein, Hyatt, Farber & Schreck, LLP
990 South Broadway	410 Seventeenth Street
Suite 400	Suite 2200
Denver, CO Attention: Greg Byles	Denver, CO Attention: Gino A. Maurelli
Facsimile:	Facsimile: (303) 223-0915

If to Parent:	Copy to:
Synergy Acquisition Corp.	Paul Bork
8 Cedar Street Suite 54A Woburn, MA 01801 Attention: James L. Monroe	Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, MA 02210
Facsimile: 781-782-1905	Facsimile: 617-832-7000

If to the Company Shareholders:

Glenn Smith

c/o Global Technology Resources, Inc.

990 South Broadway

Suite 400

Denver, CO

Attention: Glen Smith

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.12. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

12.13. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Parent, the Company and the Shareholders’ Representative. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.14. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.15. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(a) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) Any reference herein to “including” shall be interpreted as “including without limitation”.

(c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

12.16. Further Assurances. At any time and from time to time after the Closing, as requested by any Party hereto, the other Party shall promptly execute and deliver, or cause to be executed or delivered, all such documents, instruments and certificates, and shall take, or cause to be taken, all such further or other actions, as are necessary to evidence and effectuate the transactions contemplated by this Agreement. In furtherance, and not in limitation of the foregoing, the Company may, at any time after the Closing, take any action, including executing and delivering any document, in the name and on behalf of either the Company, in order to consummate the transactions contemplated by this Agreement.

12.17. Counsel. Each Party hereto has been represented by its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each Party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

PARENT:

SYNERGY ACQUISITION CORP.

By:	/s/ James L. Monroe

Name:	James L. Monroe

Title:	Chairman

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

COMPANY:

GLOBAL TECHNOLOGY RESOURCES, INC.

By:	/s/ Greg Byles
Greg Byles
Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Glenn Smith
Glenn Smith

SHAREHOLDERS:

/s/ Greg Byles
Greg Byles

/s/ Glenn Smith
Glenn Smith

/s/ Scott Hogg
Scott Hogg

/s/ Jeeva Ratnathicam
Jeeva Ratnathicam

/s/ Todd Reese
Todd Reese

/s/ Monte Sjobakken
Monte Sjobakken

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Company Shareholders and Pro Rata Portion

Company Shareholder	Shares of Company Common Stock	Pro Rata Portion
Greg Byles	3,925	44.500%
Glenn Smith	3,925	44.500%
Jeeva Ratnathicam	264.6	3.000%
Todd Reese	264.6	3.000%
Monte Sjobakken	264.6	3.000%
Scott Hogg	176.4	2.000%
Total	8,820.2	100.000%

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of [                    ], 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Parent”); [                                        ] (the “Company Shareholders’ Representative”), as the representative of the Company Shareholders (as defined in Section 1 below); and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent. The Parent and the Company Shareholders’ Representative are sometimes referred to herein, collectively, as the “Interested Parties.”

RECITALS

WHEREAS, Parent, the Company Shareholders, the Company Shareholders’ Representative and [                                        ], a Colorado corporation (the “Company”) entered into that certain Stock Purchase Agreement, dated as of May     , 2011 (the “Stock Purchase Agreement”), which provides, among other things, that (i) Parent shall acquire all of the issued and outstanding capital stock of the Company and (ii) certain consideration is to be delivered to the Company Shareholders;

WHEREAS, the Stock Purchase Agreement contemplates the establishment of an escrow fund to secure (i) certain rights of the Parent Indemnified Parties (as defined in Section 1 below) and (ii) the performance by the Company Shareholders of certain obligations to indemnify the Parent Indemnified Parties;

WHEREAS, pursuant to Section 1.10 of the Stock Purchase Agreement, [                            ] has been appointed by the Company Shareholders to serve as the Company Shareholders’ Representative in connection with all matters under this Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the property deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Definitions.

For purposes of this Agreement, each word or phrase listed below shall have the meaning designated. Other words or phrases used in this Agreement may be defined in the context in which they are used, and shall have the respective meaning there designated.

“Arbitrator” shall mean the arbitrator appointed pursuant to Section 12.8 of the Stock Purchase Agreement to resolve a dispute between Parent and the Company Shareholders’ Representative or any Company Shareholder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which Escrow Agent is closed.

“Closing Date” shall mean the date of the closing of the transactions contemplated by the Stock Purchase Agreement.

“Company Shareholder” shall mean and include each holder of shares of the capital stock of the Company, as set forth in Schedule 1 hereto.

“IPO” means Parent’s sale of shares of Parent Common Stock in a firm commitment fully underwritten public offering.

“IPO Price” shall mean a price per share equal to                 Dollars ($        ).

“Joint Instructions” means joint written instructions of Parent and the Company Shareholders’ Representative to the Escrow Agent.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Indemnified Party” shall mean and include each Person entitled to indemnification pursuant to Section 9.2 of the Stock Purchase Agreement.

“Parent Shares” shall mean shares of Parent Common Stock payable to the Company Shareholders pursuant to the Stock Purchase Agreement.

“Person” shall mean any corporation, limited liability company, partnership, association, trust or other entity or any natural person.

“Proportionate Interest” shall mean, with respect to each Company Shareholder, the pro rata ownership percentage of such Company Shareholder as set forth in Schedule 1 hereto.

Section 2. Escrow and Related Matters.

2.1 Shares Placed in Escrow. On the Closing Date, Parent shall issue, and cause to be delivered to the Escrow Agent, stock certificate(s) representing that number of Parent Shares (the “Escrowed Shares”) equal to Three Million Dollars ($3,000,000) divided by the IPO Price. Although the Escrowed Shares shall be delivered to the Escrow Agent or its nominee, all Escrowed Shares shall be held by the Escrow Agent for the benefit of the Company Shareholders. The parties hereto agree that for federal income tax purposes, the Company Shareholders will own the Escrowed Shares as of the Closing Date, and the Escrowed Shares shall appear as issued and outstanding on Parent’s financial statements and books and records.

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2.2 Escrowed Shares. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a segregated escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrowed Shares and any other cash or property held in the Escrow Account are referred to herein as the “Escrowed Assets.”

2.3 Matters Relating to Escrowed Shares. The Escrow Agent shall not be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrowed Shares (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior parties or otherwise). The Escrow Agent shall have no duty to sell the Escrowed Shares and shall be under no obligation to advise any party regarding the selling or retaining or taking or refraining from any action with respect to the Escrowed Shares. The Escrow Agent will not be responsible in any respect for the form, execution, validity, value, title, sufficiency or genuineness of the Escrowed Shares. All voting rights of the Escrowed Shares shall be exercisable by the Company Shareholders, or their authorized representative, in accordance with the Proportionate Interest of each Company Shareholder in such Escrowed Shares.

2.4 Dividends, Etc. Parent and the Company Shareholders’ Representative, on behalf of each of the Company Shareholders, agree that if during the term of this Agreement, Parent declares a dividend or distribution with respect to the Escrowed Shares (whether cash or other property or in the form of a stock split or stock dividend) the cash, securities or other property shall be paid or distributed to each Company Shareholder in accordance with its Proportionate Interest within a reasonable period of time following receipt thereof by the Escrow Agent.

2.5 Tax Matters. The Interested Parties also agree for federal income tax purposes to treat all Escrowed Shares distributed to the Company Shareholders from the Escrow Account as issued by Parent to the Company Shareholders in exchange for Company shares in a transaction governed by section 351 in accordance with Section 1.7 of the Stock Purchase Agreement. The parties acknowledge and agree that any income or earnings attributable to the Escrow Account will be, for federal and state reporting purposes, income of the Company Shareholders and that the Escrow Agent will report such income of the Company Shareholders, in accordance with the Proportionate Interest of each Company Shareholder, on Internal Revenue Service Form 1099.

2.6 Transferability. Except as provided for herein or by operation of law, or, upon death, in accordance with a Company Shareholder’s dispositive instruments, the interests of the Company Shareholders in the Escrowed Shares shall not be assignable or transferable.

2.7 Trust Fund. The Escrowed Assets shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Shareholder, or of any party hereto. The Escrow Agent shall hold and safeguard

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the Escrowed Shares until the Termination Date (as defined in Section 7 below) or earlier distribution in accordance with this Agreement.

Section 3. Release of Escrowed Assets.

3.1 Escrow Account.

(a) If on the date that is fifteen (15) months after the date of this Agreement (the “Indemnification Expiration Date”) there is no outstanding claim for indemnification asserted by any Parent Indemnified Party pursuant to an Indemnification Notice (as defined below) delivered in accordance with Section 3.2(a), then not more than five (5) Business Days after the Indemnification Expiration Date, the Escrow Agent shall release or cause to be released to the Company Shareholders any Escrowed Assets in the Escrow Account in accordance with the written instructions of the Company Shareholders’ Representative.

(b) Subject to Sections 3.2(b) and (c), if on the Indemnification Expiration Date there is an outstanding claim for indemnification asserted by any Parent Indemnified Party pursuant to an Indemnification Notice delivered in accordance with Section 3.2(a), then not more than five (5) Business Days after receiving either (a) Joint Instructions, (b) a final, non-appealable decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) a final, non-appealable order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Assets from the Escrow Account, the Escrow Agent shall, subject to Section 3.6, release or cause to be released such Escrowed Assets in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order.

3.2 Indemnification Claims.

(a) Parent may at any time, or from time to time, during the period from and after the date of this Agreement until 5:00 p.m. eastern time on the Indemnification Expiration Date, deliver to the Escrow Agent and the Company Shareholders’ Representative written notice (an “Indemnification Notice”) asserting that one or more Parent Indemnified Parties are entitled to indemnification under Article IX of the Stock Purchase Agreement, which Indemnification Notice shall state in reasonable detail, the basis and the number or amount of Escrowed Assets subject to such indemnification claim (the “Claimed Amount”).

(b) If, within thirty (30) days after receipt by the Escrow Agent and the Shareholders’ Representative of an Indemnification Notice (the “Dispute Period”), the Escrow Agent receives written notice (a “Dispute Notice”) from the Company Shareholders’ Representative that a dispute exists with respect to any indemnification claim set forth in such Indemnification Notice, which Dispute Notice shall state the basis of such dispute and the portion of the Claimed Amount as to which no dispute exists (the “Undisputed Claimed Amount”), then the Escrow Agent shall:

(i) not more than five (5) Business Days thereafter, disburse to Parent the Undisputed Claimed Amount; and

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(ii) retain the disputed portion of the Claimed Amount until the first to occur of (i) the date on which the Escrow Agent receives Joint Instructions with respect thereto and (ii) the date on which the Escrow Agent receives an Arbitration Award or a Court Order with respect to such disputed portion of the Claimed Amount, and thereafter the Escrow Agent shall, subject to Section 3.6, distribute such Escrowed Assets in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order.

(c) If the Company Shareholders’ Representative does not deliver a Dispute Notice pursuant to Section 3.2(b) prior to the expiration of the Dispute Period, the Escrow Agent shall, not more than five (5) Business Days after the expiration of the Dispute Period, disburse to Parent the full Claimed Amount.

3.3 Payment of Indemnification Claims to Parent. Whenever the Escrow Agent is to disburse Escrowed Shares to Parent pursuant to this Agreement, the Escrow Agent shall deliver to Parent’s transfer agent (as identified by Parent to the Escrow Agent in writing), the stock certificates representing such Escrowed Shares and written notice instructing the transfer agent to deliver to the Escrow Agent, (a) one stock certificate representing the number of Escrowed Shares to be delivered to Parent and (b) stock certificates representing the balance of the Escrowed Shares remaining in the Escrow Account (which stock certificates shall be issued in the name of each Company Shareholder in accordance with such Company Shareholder’s Proportionate Interest in such balance of the Escrowed Shares remaining in the Escrow Account). The Escrow Agent shall then deliver to Parent the stock certificate representing the Escrowed Shares to be disbursed to Parent. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in, or designated pursuant to, Section 10.1 hereof. Under no circumstances shall the Escrow Agent be responsible or liable for the acts or omissions of the Parent’s transfer agent.

3.4 Distribution on Termination Date. On the Termination Date, if any Escrowed Assets remain undisbursed (the “Undisputed Assets”), the Escrow Agent shall, not more than (5) Business Days after the Termination Date, disburse the Undisputed Assets to the Company Shareholders in accordance with the instructions of the Company Shareholders’ Representative.

3.5 Disputes. Solely as between Parent and the Company Shareholders’ Representative, all disputes, claims, or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement between Parent and the Company Shareholders’ Representative shall be resolved solely and exclusively as set forth in Section 12.8 (Dispute Resolution) of the Stock Purchase Agreement. In no event shall the Escrow Agent be made party to any dispute resolution procedure pursuant to the terms of the Stock Purchase Agreement.

3.6 Arbitration Awards; Court Orders. Any Arbitration Award or Court Order shall be accompanied by a legal opinion by counsel for the presenting party, reasonably satisfactory to the Escrow Agent, to the effect that said Arbitration Award or Court Order is a final adjudication of the rights of the Interested Parties by the Arbitrator or court of competent

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jurisdiction, as applicable, and that the time for appeal from such Arbitration Award or Court Order has expired without an appeal having been perfected. Any such Arbitration Award or Court Order, together with the above-referenced legal opinion by counsel for the presenting party, shall be full and complete authorization and protection in respect of Escrow Agent’s release of Escrowed Assets from the Escrow Account, in the amounts, to the Persons and in the manner specified in such Arbitration Award or Court Order.

Section 4. Concerning the Escrow Agent.

4.1 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Stock Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

4.2 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

4.3 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow

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agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

4.4 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

4.5 Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrowed Assets (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than five (5) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

4.6 Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 5), shall be in U.S. dollars.

Section 5. Compensation, Expense Reimbursement and Indemnification.

5.1 Each of the Interested Parties agrees, jointly and severally, (i) to pay or reimburse the Escrow Agent for its reasonable attorney’s fees and expenses incurred in connection with the preparation of this Agreement upon the presentation of reasonable and customary documentation of such fees and expenses and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule 2 and made a part hereof.

5.2 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all reasonable costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

5.3 Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall have been finally adjudicated by a court of competent jurisdiction to have been caused

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solely by the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

5.4 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrowed Assets, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrowed Assets, and proceeds thereof, any such sums, upon five (5) Business Days’ notice to the Interested Parties of its intent to do so.

5.5 Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, (i) Parent agrees to pay or reimburse the Escrow Agent for its reasonable attorney’s fees and expenses incurred in connection with the preparation of this Agreement (as required by Section 5.1 above) and (ii) each of the Interested Parties agrees as between themselves that all other fees, expenses, losses, liabilities, damages, costs and other amounts payable to the Escrow Agent pursuant to this Section 5 shall be paid one-half by Parent directly and one-half by the Company Shareholders’ Representative, on behalf of the Company Shareholders.

Section 6. Tax Indemnification. Each of the Interested Parties agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrowed Assets or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrowed Assets, the management established hereby, any payment or distribution of or from the Escrowed Assets pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

Section 7. Termination.

The Escrow Account shall terminate upon the later to occur of (i) the Indemnification Expiration Date which is fifteen (15) months after the date hereof and (ii) the date of the final disbursement of any Escrowed Assets in accordance with this Agreement to a Parent Indemnified Party in connection with any indemnification claim set forth in an Indemnification Notice delivered by Parent pursuant to Section 3.2(a) (the “Termination Date”). This Agreement shall terminate when there are no longer any Escrowed Assets held hereunder.

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Section 8. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the Interested Parties. Such resignation shall take effect not less than thirty (30) days after notice thereof is given to the Interested Parties. In such event, the Interested Parties will use commercially reasonable efforts to agree upon a successor escrow agent and issue to the Escrow Agent Joint Instructions authorizing redelivery of the Escrowed Assets to a bank or trust company that the Interested Parties select as successor to the Escrow Agent. If the Interested Parties fail to provide Escrow Agent with Joint Instructions appointing a successor escrow agent within twenty (20) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

Section 9. Company Shareholders’ Representative.

9.1 The Company Shareholders’ Representative represents and warrants to Parent and the Escrow Agent that he/she has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind all of the Company Shareholders to its terms, (ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that he/she deems appropriate under this Agreement.

9.2 Until Parent and the Escrow Agent shall have received written notice from the Company Shareholders’ Representative of the appointment of a successor Company Shareholders’ representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Company Shareholders’ Representative to act on behalf of the Company Shareholders.

Section 10. Miscellaneous.

10.1 Notices; Wiring Instructions. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Synergy Acquisition Corp.

124 Grove Street

Suite 311

Franklin, MA 02038

Attn: General Counsel

Facsimile: [        ]

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with a copy, which shall not constitute notice, to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, MA 02210-2600

Attention: Paul Bork

Facsimile: (617) 832-7000

if to the Company Shareholders’ Representative:

[                                             ]

[                                             ].

[                                             ]

[                                             ]

[                                             ]

Facsimile: [                    ]

with a copy, which shall not constitute notice, to:

Holme, Roberts & Owen LLP

1700 Lincoln Street

Suite 4100

Denver, CO

Attention: Gino A. Maurelli

Facsimile: (303) 866-0200

if to the Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

EX-MA-FED

One Federal Street, 3rd Floor

Boston, MA 02110

Attention:	Karen R. Beard
Facsimile:	(617) 603-6667
Ref:	Synergy Acquisition Corp. Escrow Agreement

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that the notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

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Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with the notice provisions above):

If to any Company Shareholder, to such account(s) as have been identified in writing to the Escrow Agent by the Company Shareholders’ Representative not less than five (5) Business Days prior to the date of such payment.

If to Parent:

Bank: [name, city, state]
ABA #:
Acct. #:
Attn:
Ref:

If to Escrow Agent:

Bank: U.S. Bank National Association
ABA: 091000022
BNF: U.S. Bank Trust N.A. A/C: 180121167365
OBI: Corporate Trust Services
Ref: Synergy Acquisition Corp. SEI # for Escrow Account: [ ] Attn: Jacqueline Enright

10.2 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.3 Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of

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laws thereof. Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in Massachusetts in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 10.1 hereof.

10.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

10.6 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.7 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Company Shareholders’ Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Company Shareholders’ Representative shall be deemed to have been approved by and duly executed and delivered by all of the Company Shareholders. Notwithstanding any other provision hereof, consent to an amendment, modification, alteration or supplement of this Agreement may not be signed by means of an e-mail address.

10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement

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shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.9 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

10.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

10.11 Waiver of Jury Trial. THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

10.12 Tax Reporting Information. Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and the Company Shareholders’ Representative agrees to provide the Escrow Agent with certified tax identification numbers for each of the Company Shareholders by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent upon the execution of this Agreement. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

10.13 Cooperation. The Company Shareholders’ Representative, on behalf of the Company Shareholders, and Parent agree to cooperate reasonably with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Company Shareholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

10.15 Dispute Resolution. It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrowed Assets, or should any claim be made upon the Escrow Agent or the Escrowed Assets by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrowed Assets until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrowed Assets.

10.16 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

10.17 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.18 Interested Party Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a Trust or other legal entity, Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization

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documents from individuals claiming authority to represent the entity or other relevant documentation.

10.19 Security Advice Waiver. The Interested Parties acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. The Interested Parties specifically waive such notification to the extent permitted by law and acknowledge that they will receive periodic cash transactions statements which will detail all investment transactions.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

SYNERGY ACQUISITION CORP., a Delaware corporation

By:

Name:
Title:

[ ], solely in his/her capacity as the Company Shareholders’ Representative

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:
Title:

[Escrow Agreement Signature Page]

EXHIBIT C

Forms of Employment Agreement between GTRI and each of Gregory Byles and Glenn Smith are attached to the FusionStorm Global Inc. Form S-1 Registration Statement as Exhibits numbered 10.8 and 10.9, respectively.

EXHIBIT D

FORM OF

GENERAL RELEASE

This General Release is being entered into as of [        ], 2011 (this “Release”), by [                    ] (the “Releasor”) in connection with that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of [    ], 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Parent”), [Global Technology Resources, Inc., a Colorado corporation (the “Company”)], and each of the shareholders of the Company a signatory thereto. Releasor is a Company Shareholder. Capitalized terms used but not defined in this Release have the meaning given to them in the Purchase Agreement.

As an inducement for Parent to perform its obligations under the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor, intending to be legally bound, agrees as follows:

1. Release. Except for the claims arising under the Purchase Agreement, the other Transaction Documents, the Company Plans and the Company’s obligations to indemnify its directors and officers pursuant to its Articles of Incorporation, Bylaws, or other governing documents or directors and officers insurance policy, if any (none of which will be considered “Claims” for purposes of this Release), the Releasor, on his own behalf and on behalf of his heirs, executors, personal representatives, beneficiaries, successors and assigns (collectively, “Representatives”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge each of Parent, the Company and their respective corporate parents, subsidiaries, divisions, Affiliates, successors, permitted assigns and predecessors, individually and collectively (the “Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, Losses, obligations penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Releasor or his Representatives ever had or now has, or may hereafter have or acquire, against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including, without limitation, the Releasor’s ownership of shares of the capital stock of the Company or the ownership, operation, business, affairs, management, or financial condition of the Company (collectively, “Claims”).

2. Covenant Not To Sue. The Releasor, for himself and for any of his Representatives, irrevocably covenants that neither the Releasor nor any of his Representatives will, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Released Party in respect of any of the Claims.

3. Indemnification. This Release may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Claim is brought or maintained by the Releasor or his Representatives against any Released Party in violation of this Release, the Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Released Party in defending the same.

4. Complete Release. The Releasor hereby represents and warrants that there are no additional Persons affiliated with the Releasor that are necessary to effectuate the release and extinguishment contemplated herein. The Releasor hereby represents, warrants, and agrees that the Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Claim hereinabove released. The Releasor hereby warrants, represents, and agrees to indemnify, defend, and hold harmless each Released Party from any such assignment, subrogation, or transfer of Claims.

5. Waiver. The Releasor acknowledges that certain states provide the benefit of statutory provisions similar to the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Releasor acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, the Releasor agrees that, effective as of the date hereof, the Releasor shall be deemed to waive any such provision. In connection with such waiver and relinquishment, the Releasor hereby acknowledges that he or his attorneys may hereafter discover Claims or facts in addition to, or different from, those which he now knows or believes to exist, but that he expressly agrees to fully, finally and forever settle and release any and all Claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Release.

6. Interpretation. This Release has been negotiated by the Releasor and the Released Parties, and their respective legal counsel, and legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will not apply in any construction or interpretation of this Release. The provisions of this Release will be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release.

7. Other Agreements. This Release supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Release may not be changed, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provision hereof be waived, except by agreement in writing signed by the party or beneficiary against whom enforcement of the change, modification, alteration, interlineation, supplementation, or waiver is sought.

8. Knowledge and Investigation Of Release. The Releasor has made such investigation of the facts pertaining to the Purchase Agreement, this Release, the other Transaction Documents and all of the matters pertaining thereto, as the Releasor deems necessary. In entering into this Release, the Releasor assumes the risk of any misrepresentation, concealment, or mistake. Other than in the event of fraud (excluding constructive fraud) or intentional misrepresentation by any of the Released Parties or any of their respective Representatives, should the Releasor subsequently discover that any fact that the Releasor relied upon in entering into this Release was untrue, or that any fact was concealed from the Releasor, or that the Releasor’s understanding of the facts or of the law was incorrect, the Releasor will not be entitled to any relief in connection therewith. Without limiting the generality of the foregoing, other than in the event of fraud (excluding constructive fraud) or intentional misrepresentation by any of the Released Parties or any of their respective Representatives, the Releasor surrenders any alleged right or Claim to set aside or rescind this Release on any ground. This Release is intended to be and is final and binding upon the Releasor.

9. Newly Discovered Facts Or Claims. The Releasor is aware that he may hereafter discover claims or facts in addition to or different from those he now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the Releasor’s intention to fully, finally, and forever settle and release all such matters, and all Claims relative thereto, which now exist, heretofore have existed, or arise in the future between the Releasor or any of his Representatives, on the one hand, and any Released Party, on the other hand. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts related thereto.

10. Free Will. The Releasor hereby warrants and represents that, in executing this Release, the Releasor does so with full knowledge of any and all rights that he may have with respect to the matters set forth and the Claims released in this Release, that he has received independent legal advice with respect to the matters set forth and the Claims released in this Release and with respect to the rights and asserted rights arising out of such matters, and that the Releasor is entering into this Release of his own free will.

11. Facsimile Transmission. This Release may be executed and delivered via facsimile transmission or via email with scan attachment, and any signature page executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

12. Severability. If any term, condition or other provision of this Release is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Release shall nevertheless remain in full force and effect.

13. Binding Effect. This Release is binding upon the Releasor and all of his Representatives and will inure to the benefit of each of the Released Parties.

14. Governing Law. This Release will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

15. Attorneys’ Fees. If any suit or other action is brought with respect to the interpretation or enforcement of this Release, the prevailing party will be entitled to receive, among other remedies, reimbursement for its reasonable costs and expenses, including but not limited to attorneys’ fees.

16. Construction. The headings contained in this Release are for reference purposes only and will not affect in any way the meaning or interpretation of this Release. The definitions contained in this Release are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

THE RELEASOR HAS CAREFULLY READ AND CONSIDERED THIS RELEASE IN ITS ENTIRETY AND KNOWS AND FULLY UNDERSTANDS ITS CONTENTS AND THE SIGNIFICANCE OF ITS CONTENTS.

The undersigned has full right, power, and authority to execute and deliver this Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Release as a sealed instrument on the date first written above.

RELEASOR:

[ ]

EXHIBIT E

Form of

Legal Opinion

(Subject to Opinion Committee Approval)

Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Colorado.

2. The Company has the requisite corporate power and authority to conduct its business as presently being conducted, to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder.

3. The Transaction Documents to which the Company is a party (a) have been duly authorized by all requisite corporate action on the part of the Company, and have been duly executed and delivered by the Company, and (b) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4. The execution and delivery by the Company of the Transaction Documents to which it is a party do not, and performance by the Company of its obligations thereunder will not (a) violate its articles of incorporation or its bylaws, (b) violate the provisions of any United States federal or State of Colorado law, rule or regulation known to us to be applicable to the Company, (c) violate any judgment or order of any United States federal or State of Colorado governmental authority known to us and binding upon the Company, or (d) breach or result in a default under any contract or agreement listed on Schedule I hereto.

5. To our knowledge, [except as set forth on Exhibit     to the              Agreement,] there is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or threatened in writing against the Company which questions the validity of any of the Transaction Documents.

A-1

EXHIBIT F

Subject to Opinion Committee Approval

Form of Foley Hoag LLP Legal Opinion - GTRI

1. The Parent is a corporation validly existing and in good standing under the law of the State of Delaware and has the corporate power and authority to conduct its business as currently conducted and to execute and deliver the Stock Purchase Agreement and each other Transaction Document to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by the Parent of the Stock Purchase Agreement and each other Transaction Document to which it is a party and the performance of its obligations thereunder have been duly approved by all requisite corporate action. The Parent has duly authorized, executed and delivered the Stock Purchase Agreement and each other Transaction Document to which it is a party and the Stock Purchase Agreement and such other Transaction Documents constitute the legal, valid and binding obligation of the Parent enforceable in accordance with their respective terms.

3. The execution and delivery by the Parent of the Stock Purchase Agreement and each other Transaction Document to which it is a party do not and the performance of the respective obligations of the Parent thereunder will not (i) violate the DGCL, (ii) violate any court order, judgment or decree to which the Parent or any of the assets is subject and which has been identified to us in the Parent Officers’ Certificate, (iii) result in a breach of, or constitute a default under, any of the agreements or instruments to which the Parent is a party and which has been identified to us in the Parent Officers’ Certificate or (iv) violate any provision of the Certificate of Incorporation or By-laws of the Parent in effect as of the date hereof.

4. Except as set forth in Parent Officers’ Certificate, the Parent is not required to obtain any consent or approval of, or to make any filing under the DGCL or with any Federal Governmental Entity in connection with its execution and delivery of the Stock Purchase Agreement and the other Transaction Documents to which the Parent is a party or the performance of its obligations thereunder other than those that have been obtained or made and except for the filing of a Form D (the “Form D”) with the Securities and Exchange Commission pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the filing of the Form D with requisite state jurisdictions together with such other notice filings as may be required by such state jurisdiction in connection therewith.

5. The authorized capital stock of the Parent consists of          shares of Parent Common Stock. Based on our review of the stock records of the Parent,          shares of Parent Common Stock were outstanding prior to the Closing.

6. The Parent Shares have been duly authorized for issuance and, when issued, sold and delivered by the Parent at the Closing against payment of the consideration therefore in accordance with the provisions of the Stock Purchase Agreement, the Parent Shares will be validly issued, fully paid and non-assessable.

7. Assuming the accuracy of the representations and warranties of the Company and the Company Shareholders set forth in Section          of the Stock Purchase Agreement, the offer, issuance and sale of the Parent Shares are exempt from the registration requirements of the Securities Act.

[Except as disclosed in Schedule      to this opinion letter,] we are not representing the Parent or in any pending litigation in which it is a named defendant or in any litigation that has been overtly threatened in writing against it by a potential claimant that, in either case, challenges the validity or enforceability of, or seeks to enjoin the performance of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents.